Exhibit 10.2

                            BAYTOWN NITRIC ACID
                       PROJECT AND SUPPLY AGREEMENT

                               By and Among

                        EL DORADO NITROGEN COMPANY,

                        EL DORADO CHEMICAL COMPANY

                                    and

                             BAYER CORPORATION



     ****INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


                            BAYTOWN NITRIC ACID
                       PROJECT AND SUPPLY AGREEMENT

                             TABLE OF CONTENTS
                                                                       PAGE

SECTION 1:  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  3
 1.1      Additional Capital Investment. . . . . . . . . . . . . . . . .  3
 1.2      Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . .  3
 1.3      Ammonia. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
 1.4      Ammonia Specifications . . . . . . . . . . . . . . . . . . . .  4
 1.5      Back-up and Start-up Supply Plan . . . . . . . . . . . . . . .  4
 1.6      Baseline Fixed Costs . . . . . . . . . . . . . . . . . . . . .  4
 1.7      Baseline Period. . . . . . . . . . . . . . . . . . . . . . . .  4
 1.8      Battery Limits . . . . . . . . . . . . . . . . . . . . . . . .  4
 1.9      Bayer. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
 1.10     Bayer Agreement. . . . . . . . . . . . . . . . . . . . . . . .  5
 1.11     Bayer Baytown Plant. . . . . . . . . . . . . . . . . . . . . .  5
 1.12     Bayer Default Termination Fee. . . . . . . . . . . . . . . . .  5
 1.12(A)  Bayer Support Agreement. . . . . . . . . . . . . . . . . . . .  5
 1.13     Business Day . . . . . . . . . . . . . . . . . . . . . . . . .  6
 1.14     Capital Costs Monthly Charge . . . . . . . . . . . . . . . . .  6
 1.14(A)  Capital Costs Monthly Credit . . . . . . . . . . . . . . . . .  6
 1.15     Change of Control Event. . . . . . . . . . . . . . . . . . . .  6
 1.16     Commencement Date. . . . . . . . . . . . . . . . . . . . . . .  9
 1.17     Compliance Program . . . . . . . . . . . . . . . . . . . . . .  9
 1.18     Delivered Unit Cost. . . . . . . . . . . . . . . . . . . . . .  9
 1.19     Delivery Systems . . . . . . . . . . . . . . . . . . . . . . . 10
 1.20     Demonstrated Capacity. . . . . . . . . . . . . . . . . . . . . 10
 1.21     Depreciation Cycle . . . . . . . . . . . . . . . . . . . . . . 10
 1.22     EDNC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
 1.23     EDNC Baytown Plant . . . . . . . . . . . . . . . . . . . . . . 10
 1.24     EDNC Baytown Plant Net Book Value. . . . . . . . . . . . . . . 10
 1.25     EDNC Default Termination Fee . . . . . . . . . . . . . . . . . 11
 1.26     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . 11
 1.27     Egress Fee . . . . . . . . . . . . . . . . . . . . . . . . . . 11
 1.28     Environmental, Health and Safety Laws. . . . . . . . . . . . . 11
 1.29     Event of Default . . . . . . . . . . . . . . . . . . . . . . . 12
 1.30     Excluded Fixed Costs . . . . . . . . . . . . . . . . . . . . . 12
 1.31     Expiration Termination Fee . . . . . . . . . . . . . . . . . . 12
 1.32     First Operating Period . . . . . . . . . . . . . . . . . . . . 13
 1.33     Fixed Costs. . . . . . . . . . . . . . . . . . . . . . . . . . 13
 1.34     Fixed Costs Monthly Charge . . . . . . . . . . . . . . . . . . 14
 1.35     Fixed Price Purchase Option. . . . . . . . . . . . . . . . . . 15
 1.36     Fixed Price Purchase Option Amount . . . . . . . . . . . . . . 15
 1.37     Force Majeure Event. . . . . . . . . . . . . . . . . . . . . . 15
 1.38     Fully Operational. . . . . . . . . . . . . . . . . . . . . . . 15
 1.39     GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
 1.40     Ground Lease . . . . . . . . . . . . . . . . . . . . . . . . . 16
 1.41     Guarantor. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
 1.42     Initial Capital Investment . . . . . . . . . . . . . . . . . . 16
 1.43     Initial Term . . . . . . . . . . . . . . . . . . . . . . . . . 17
 1.44     Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 1.45     Leased Premises. . . . . . . . . . . . . . . . . . . . . . . . 17
 1.46     Leasehold Improvements . . . . . . . . . . . . . . . . . . . . 18
 1.47     Leveraged Lease. . . . . . . . . . . . . . . . . . . . . . . . 18
 1.47A    Monthly Net Capital Amount . . . . . . . . . . . . . . . . . . 18
 1.48     Moving Average Actual Cost . . . . . . . . . . . . . . . . . . 18
 1.49     Net Distributed Cost . . . . . . . . . . . . . . . . . . . . . 18
 1.50     Net Sales Price. . . . . . . . . . . . . . . . . . . . . . . . 18
 1.51     Nitric Acid Specifications . . . . . . . . . . . . . . . . . . 19
 1.52     Operating Period . . . . . . . . . . . . . . . . . . . . . . . 19
 1.53     Operative Agreements . . . . . . . . . . . . . . . . . . . . . 19
 1.55     Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 1.56     Production Shortfall . . . . . . . . . . . . . . . . . . . . . 20
 1.57     Profit Component . . . . . . . . . . . . . . . . . . . . . . . 20
 1.58     Project Agreements . . . . . . . . . . . . . . . . . . . . . . 21
 1.59     Rebate Reconciliation Statement. . . . . . . . . . . . . . . . 21
 1.60     Renewal Term . . . . . . . . . . . . . . . . . . . . . . . . . 21
 1.61     Right of First Refusal . . . . . . . . . . . . . . . . . . . . 21
 1.62     Safety Improvement Program . . . . . . . . . . . . . . . . . . 21
 1.63     Services Agreement . . . . . . . . . . . . . . . . . . . . . . 21
 1.64     Spill. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
 1.65     Start-up Expenses. . . . . . . . . . . . . . . . . . . . . . . 21
 1.66     Start-up Nitric Acid . . . . . . . . . . . . . . . . . . . . . 23
 1.67     Stipulated Loss Value. . . . . . . . . . . . . . . . . . . . . 23
 1.68     Substitute Blended Nitric Acid . . . . . . . . . . . . . . . . 23
 1.69     Surplus Nitric Acid. . . . . . . . . . . . . . . . . . . . . . 23
 1.70     Technology Agreement . . . . . . . . . . . . . . . . . . . . . 23
 1.71     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
 1.72     Termination Date . . . . . . . . . . . . . . . . . . . . . . . 24
 1.73     Total Capital Invested . . . . . . . . . . . . . . . . . . . . 24
 1.74     Total Estimate . . . . . . . . . . . . . . . . . . . . . . . . 24
 1.75     Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
 1.76     Variable Costs Adjustments . . . . . . . . . . . . . . . . . . 24
 1.77     Variable Costs Component . . . . . . . . . . . . . . . . . . . 24
 1.78     Waste. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

SECTION 2:  NITRIC ACID. . . . . . . . . . . . . . . . . . . . . . . . . 24
 2.1      Supply . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
 2.2(A)   Nitric Acid Specifications . . . . . . . . . . . . . . . . . . 25
 2.2(B)   Start-up Nitric Acid and Substitute Blended Nitric
          Acid:  Specifications. . . . . . . . . . . . . . . . . . . . . 26
 2.3      Place of Delivery. . . . . . . . . . . . . . . . . . . . . . . 27
 2.4      Most Favored Customer. . . . . . . . . . . . . . . . . . . . . 27
 2.5      Sales Optimization . . . . . . . . . . . . . . . . . . . . . . 28
 2.6      Swaps. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

SECTION 3:  PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      **** APPROXIMATELY TWENTY-ONE (21) PAGES HAVE BEEN OMITTED FROM
THIS SECTION PURSUANT TO A REQUEST BY THE COMPANY FOR
CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION.
SUCH PAGES HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SUCH REQUEST.
 3.10     Additional Capital Investments . . . . . . . . . . . . . . . . 48
          (A)  Additional Capital Investments. . . . . . . . . . . . . . 48
          (B)  Changes to Profit Component . . . . . . . . . . . . . . . 49
          (C)  Requirements for Additional Capital Investment. . . . . . 49
          (D)  Direct Additional Capital Investment by Bayer . . . . . . 50
 3.11     Miscellaneous (Invoices, Forecasts and Planned
          Outages) Provisions. . . . . . . . . . . . . . . . . . . . . . 50
          (A)  Forecasts by Bayer. . . . . . . . . . . . . . . . . . . . 50
          (B)  Forecasts by EDNC . . . . . . . . . . . . . . . . . . . . 50
          (C)  Effect of Forecasts . . . . . . . . . . . . . . . . . . . 51
          (D)  Monthly Purchase Orders/Monthly Sales Forecasts . . . . . 51
          (E)  Planned Outages . . . . . . . . . . . . . . . . . . . . . 52
          (F)  Contract Maintenance Expenditures . . . . . . . . . . . . 52
 3.12     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

SECTION 4:  BAYER REBATE AND EGRESS FEE. . . . . . . . . . . . . . . . . 53
 4.1      Rebate . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
 4.2      Egress Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 54

SECTION 5:  TITLE AND RISK OF LOSS . . . . . . . . . . . . . . . . . . . 54
 5.1      Ammonia. . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
 5.2      Nitric Acid Produced by EDNC at the EDNC Baytown
          Plant for Bayer. . . . . . . . . . . . . . . . . . . . . . . . 54
 5.3      Nitric Acid From El Dorado and Third Party
          Suppliers Under the Start-up Supply Plan . . . . . . . . . . . 54
 5.4      Nitric Acid From El Dorado and Third Party
          Suppliers Under the Back-up Supply Plan. . . . . . . . . . . . 54
 5.5      Surplus Nitric Acid. . . . . . . . . . . . . . . . . . . . . . 55

SECTION 6:  NITRIC ACID WARRANTY AND TECHNOLOGY. . . . . . . . . . . . . 55
 6.1      Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
 6.2      Technology Approval. . . . . . . . . . . . . . . . . . . . . . 55

SECTION 7:  LEASE OF REAL PROPERTY FOR AND CONSTRUCTION OF EDNC
 BAYTOWN PLANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
 7.1      Ground Lease . . . . . . . . . . . . . . . . . . . . . . . . . 56
 7.2      Construction . . . . . . . . . . . . . . . . . . . . . . . . . 56
 7.3      Ownership, Operation and Maintenance . . . . . . . . . . . . . 58

SECTION 8:  REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . 58
 8.1      Representations, Warranties and Covenants of EDNC. . . . . . . 58
          (A)  Corporate Standing. . . . . . . . . . . . . . . . . . . . 58
          (B)  Binding Effect of Project Agreements. . . . . . . . . . . 58
          (C)  Consents. . . . . . . . . . . . . . . . . . . . . . . . . 59
          (D)  Conflicts . . . . . . . . . . . . . . . . . . . . . . . . 59
          (E)  Health and Safety Covenants . . . . . . . . . . . . . . . 59
          (F)  Notices Under the Operative Agreements. . . . . . . . . . 60
          (G)  Compliance with Laws & Permits. . . . . . . . . . . . . . 60
          (H)  EDNC Baytown Plant Capacity . . . . . . . . . . . . . . . 61
          (I)  Hazards Analyses. . . . . . . . . . . . . . . . . . . . . 61
          (J)  Common Carriers . . . . . . . . . . . . . . . . . . . . . 62
          (K)  Termination for Uneconomic or Surplus Condition . . . . . 62
          (L)  Operative Agreements. . . . . . . . . . . . . . . . . . . 62
          (M)  Assignment and Sublease of EDNC Baytown Plant . . . . . . 62
          (N)  Bankruptcy Remote . . . . . . . . . . . . . . . . . . . . 62
          (O)  Quality Standards . . . . . . . . . . . . . . . . . . . . 63
 8.2      Representations, Warranties and Covenants of
          El Dorado. . . . . . . . . . . . . . . . . . . . . . . . . . . 64
          (A)  Corporate Standing. . . . . . . . . . . . . . . . . . . . 64
          (B)  Binding Effect of Project Agreements. . . . . . . . . . . 64
          (C)  Consents. . . . . . . . . . . . . . . . . . . . . . . . . 64
          (D)  Conflicts . . . . . . . . . . . . . . . . . . . . . . . . 65
          (E)  Back-up and Start-up Supply . . . . . . . . . . . . . . . 65
          (F)  Health and Safety . . . . . . . . . . . . . . . . . . . . 65
 8.3      Representations, Warranties and Covenants of Bayer . . . . . . 65
          (A)  Corporate Standing. . . . . . . . . . . . . . . . . . . . 65
          (B)  Binding Effect of Project Agreements. . . . . . . . . . . 66
          (C)  Consents. . . . . . . . . . . . . . . . . . . . . . . . . 66
          (D)  Conflicts . . . . . . . . . . . . . . . . . . . . . . . . 66
          (E)  Quality Standards . . . . . . . . . . . . . . . . . . . . 67

SECTION 9:  AMMONIA. . . . . . . . . . . . . . . . . . . . . . . . . . . 67
 9.1      Supply by Bayer. . . . . . . . . . . . . . . . . . . . . . . . 67
 9.2      Supply by EDNC . . . . . . . . . . . . . . . . . . . . . . . . 68
 9.3      Measurement of Ammonia Supplied. . . . . . . . . . . . . . . . 68
          (A)  Metering. . . . . . . . . . . . . . . . . . . . . . . . . 68
          (B)  Calibration . . . . . . . . . . . . . . . . . . . . . . . 68

SECTION 10:  UTILITIES . . . . . . . . . . . . . . . . . . . . . . . . . 70

SECTION 11:  WASTE . . . . . . . . . . . . . . . . . . . . . . . . . . . 70

SECTION 12:  INTERRUPTION OF AMMONIA, UTILITIES OR NITRIC ACID . . . . . 70
 12.1     Interruption of EDNC Feedstock . . . . . . . . . . . . . . . . 70
 12.2     Interruption of Nitric Acid. . . . . . . . . . . . . . . . . . 71

SECTION 13:  PIPELINE AND DELIVERY SYSTEM CONSTRUCTION AND
 MAINTENANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
 13.1     Delivery Systems . . . . . . . . . . . . . . . . . . . . . . . 71
 13.2     Plant Systems. . . . . . . . . . . . . . . . . . . . . . . . . 71
 13.3     Connection Points. . . . . . . . . . . . . . . . . . . . . . . 72

SECTION 14:  PERMITS . . . . . . . . . . . . . . . . . . . . . . . . . . 72

SECTION 15:  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . 72
 15.1     EDNC's Insurance . . . . . . . . . . . . . . . . . . . . . . . 72
          (A)  Builders Risk (Course of Construction) Insurance. . . . . 72
          (B)  Insurance Against Loss or Damage. . . . . . . . . . . . . 73
          (C)  Insurance Against Public Liability. . . . . . . . . . . . 73
          (D)  Workers' Compensation and Other Insurance . . . . . . . . 74
 15.2     Bayer's Insurance. . . . . . . . . . . . . . . . . . . . . . . 74
          (A)  Builders Risk (Course of Construction) Insurance. . . . . 74
          (B)  Insurance Against Loss or Damage. . . . . . . . . . . . . 75
          (C)  Insurance Against Public Liability. . . . . . . . . . . . 75
          (D)  Workers' Compensation and Other Insurance . . . . . . . . 76
 15.3     Waiver of Subrogation Rights . . . . . . . . . . . . . . . . . 76
 15.4     Miscellaneous Insurance Provisions . . . . . . . . . . . . . . 77
 15.5     Form of Policies . . . . . . . . . . . . . . . . . . . . . . . 77
 15.6     Self-Insurance . . . . . . . . . . . . . . . . . . . . . . . . 78
 15.7     Blanket Coverage . . . . . . . . . . . . . . . . . . . . . . . 78
 15.8     Failure of EDNC to Insure. . . . . . . . . . . . . . . . . . . 78

SECTION 16:  DEFAULT AND REMEDIES. . . . . . . . . . . . . . . . . . . . 79
 16.1     EDNC Events of Default . . . . . . . . . . . . . . . . . . . . 79
 16.2     EDNC Cure Periods. . . . . . . . . . . . . . . . . . . . . . . 80
 16.3     Bayer Events of Default. . . . . . . . . . . . . . . . . . . . 82
 16.4     Bayer Cure Periods . . . . . . . . . . . . . . . . . . . . . . 83
 16.5     Bayer Remedies for EDNC Events of Default. . . . . . . . . . . 83
 16.6     EDNC Remedies for Bayer Events of Default. . . . . . . . . . . 86

SECTION 17:  TERMINATION/FIXED PRICE PURCHASE OPTION . . . . . . . . . . 88
 17.1     Bayer's Optional Termination Rights. . . . . . . . . . . . . . 88
 17.2     EDNC's Optional Termination Rights . . . . . . . . . . . . . . 89
 17.3     Automatic Termination. . . . . . . . . . . . . . . . . . . . . 89
 17.4     Effects of Termination . . . . . . . . . . . . . . . . . . . . 90
 17.5     Fixed Price Purchase Option. . . . . . . . . . . . . . . . . . 93

SECTION 18:  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 95
 18.1     EDNC Indemnification . . . . . . . . . . . . . . . . . . . . . 95
 18.2     Bayer Indemnification. . . . . . . . . . . . . . . . . . . . . 97
 18.3     Notice of Proceedings. . . . . . . . . . . . . . . . . . . . . 98
 18.4     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 99

SECTION 19:  INJUNCTIVE RELIEF . . . . . . . . . . . . . . . . . . . . . 99

SECTION 20:  TERM AND RENEWALS . . . . . . . . . . . . . . . . . . . . .100
 20.1     Initial Term . . . . . . . . . . . . . . . . . . . . . . . . .100
 20.2     Renewals . . . . . . . . . . . . . . . . . . . . . . . . . . .100

SECTION 21:  RIGHT OF FIRST REFUSAL. . . . . . . . . . . . . . . . . . .100
 21.1(A)  Change of Control Event. . . . . . . . . . . . . . . . . . . .100
 21.1(B)  Third Party Offer. . . . . . . . . . . . . . . . . . . . . . .101
 21.2     Injunctive Relief and Specific Performance . . . . . . . . . .101

SECTION 22:  DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . .102
 22.1     General. . . . . . . . . . . . . . . . . . . . . . . . . . . .102
 22.2     Mediation. . . . . . . . . . . . . . . . . . . . . . . . . . .102
 22.3     Commencement of Legal Actions. . . . . . . . . . . . . . . . .103
 22.4     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .103
 22.5     Submission to Jurisdiction . . . . . . . . . . . . . . . . . .103
 22.6     Consent to Service of Process. . . . . . . . . . . . . . . . .104

SECTION 23:  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . .104

SECTION 24:  MODIFICATION. . . . . . . . . . . . . . . . . . . . . . . .104

SECTION 25:  PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .105

SECTION 26:  DEMURRAGE . . . . . . . . . . . . . . . . . . . . . . . . .105

SECTION 27:  COOPERATION . . . . . . . . . . . . . . . . . . . . . . . .105

SECTION 28:  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . .106

SECTION 29:  BINDING AGREEMENT . . . . . . . . . . . . . . . . . . . . .106

SECTION 30:  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . .107

SECTION 31:  CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . .107

SECTION 32:  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . .108

SECTION 33:  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . .108

SECTION 34:  AUDIT RIGHTS. . . . . . . . . . . . . . . . . . . . . . . .108

SECTION 35:  GUARANTY. . . . . . . . . . . . . . . . . . . . . . . . . .109

SECTION 36:  FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . .110

SECTION 37:  CONTROLLING AGREEMENT . . . . . . . . . . . . . . . . . . .110



             BAYTOWN NITRIC ACID PROJECT AND SUPPLY AGREEMENT

****INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


          THIS BAYTOWN NITRIC ACID PROJECT AND SUPPLY AGREEMENT (this "Agreement") is made and entered into this ____ day of June, 1997 (the "Effective Date"), by and among EL DORADO NITROGEN COMPANY, an Oklahoma corporation ("EDNC"), EL DORADO CHEMICAL COMPANY, an Oklahoma corporation ("El Dorado") and BAYER CORPORATION, an Indiana corporation ("Bayer").


                           W I T N E S S E T H:


          WHEREAS, Bayer owns and operates a chemical manufacturing facility located in Baytown, Chambers County, Texas
(the "Bayer Baytown Plant");

          WHEREAS, Bayer engages in a manufacturing process at the Bayer Baytown Plant that requires nitric acid meeting certain agreed-upon specifications described in Section 2 hereof ("Nitric Acid");
          WHEREAS, Bayer desires to obtain Nitric Acid for use in connection with the Bayer Baytown Plant;

          WHEREAS, EDNC agrees, in accordance with the terms and conditions of this Agreement, the Services Agreement (as such term is hereinafter defined) and the Ground Lease (as such term is hereinafter defined), to construct, lease and operate a manufacturing facility capable of producing Nitric Acid (the "EDNC Baytown Plant") on real property located at the Bayer Baytown Plant;

          WHEREAS, Bayer agrees to supply to EDNC ammonia that is required for the production of Nitric Acid and that is requested by EDNC in connection with the operation of the EDNC Baytown
Plant ****;

          WHEREAS, Bayer agrees, in accordance with the terms and conditions of this Agreement and the Services Agreement, to supply to EDNC certain utilities and services that are required for the production of Nitric Acid at the EDNC Baytown Plant and to share certain facilities and services with EDNC;

          WHEREAS, EDNC agrees to supply Nitric Acid to Bayer, subject to and in accordance with the terms and conditions of this Agreement;

          WHEREAS, beginning on the Commencement Date, as hereinafter defined, Bayer desires to purchase from EDNC all of Bayer's requirements for Nitric Acid for use at the Bayer Baytown
Plant; and

          WHEREAS, beginning on the Commencement Date, EDNC will use reasonable efforts to market and distribute to third parties
Nitric Acid manufactured at the EDNC Baytown Plant that is not required by Bayer.

          NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:


SECTION 1:  DEFINITIONS

          Unless otherwise defined herein, the following terms have the respective meanings assigned to them for purposes of this Agreement:

          1.1 Additional Capital Investment - Shall mean all capital investments (other than Initial Capital Investments) made by or on behalf of EDNC or the Owner Trustee (as hereafter defined) at the EDNC Baytown Plant, all as determined in accordance with GAAP, including without limitation capitalized maintenance expenditures but excluding expenditures incurred in connection with:

                (A)  unless approved by Bayer, additional
improvements for the purpose of enabling the storage or transport of Nitric Acid to third parties from the EDNC Baytown Plant (e.g., capital expended for the construction of a rail spur, barge loading facilities or additional truck loading facilities not contemplated by EDNC's Initial Capital Investment proposal);

                (B) remediation, abatement, containment, clean-up, disposal or response costs associated with Spills (as such term is defined in the Services Agreement) at, on or under the Leased Premises to the extent such costs are the responsibility of EDNC pursuant to this Agreement; and

                (C) any other item for which EDNC has expended any funds pursuant to its indemnification obligations to Bayer under this Agreement.

          1.2 Affiliate - Shall mean any person, partnership, corporation, or other entity that controls, is controlled by or is under common control with a specified person, partnership, corporation or other entity. For purposes of this definition, "control" shall mean the power, whether direct or indirect, and whether by exercise of voting power or contract or otherwise, to direct the management policies and decisions of another entity.

          1.3 Ammonia - All ammonia necessary for the manufacture of Nitric Acid by EDNC at the EDNC Baytown Plant at the operating rates necessary to meet Bayer's requirements of Nitric Acid and EDNC's sales requirements of Surplus Nitric Acid, which ammonia shall be supplied to EDNC by Bayer for its use and as required by EDNC at the EDNC Baytown Plant pursuant to the terms of this Agreement.

          1.4   Ammonia Specifications - Shall mean the
specifications for Ammonia set forth on Schedule 9 to this Agreement.

          1.5   Back-up and Start-up Supply Plan - That certain
Back-up and Start-up Supply Plan set forth in the attached
Exhibit D.

          1.6 Baseline Fixed Costs - Shall mean the aggregate of all Fixed Costs paid by EDNC during the Baseline Period, which amount shall include any real estate or property tax abatement in EDNC's favor.

          1.7   Baseline Period - Shall mean the second Operating
Period.

          1.8   Battery Limits - The boundary lines of the Leased
Premises.

          1.9 Bayer - Shall have the meaning set forth in the preamble.

          1.10 Bayer Agreement - Shall mean the agreement to be entered into among Bayer, Security Pacific Leasing Corporation (or such other party designated as "Owner Participant" thereunder), Bayerische Landesbank, New York Branch, El Dorado, EDNC, Wilmington Trust Company (or such other party designated as "Indenture Trustee" thereunder), Boatmen's Trust Company of Texas (or such other party designated as "Lessor" and "Owner Trustee" thereunder), substantially in the form of the attached Exhibit F.

          1.11 Bayer Baytown Plant - Shall have the meaning set forth in the recitals.

          1.12  Bayer Default Termination Fee - Shall mean ****

          1.12(A) Bayer Support Agreement - Shall mean the agreement to be entered into among Bayer, Security Pacific Leasing Corporation (or such other party designated as "Owner Participant" thereunder), Bayerische Landesbank, New York Branch, EDNC, El Dorado, Wilmington Trust Company (or such other party designated as "Indenture Trustee" thereunder), Boatmen's Trust Company of Texas (or such other party designated as "Lessor" and "Owner Trustee" thereunder) and Bank of America National Trust and Savings Association, substantially in the form of the attached Exhibit G.

          1.13  Business Day - Any day other than a (i) Saturday,
(ii) Sunday or (iii) holiday on which national banks in New York
City, New York are not open for business.

          1.14  Capital Costs Monthly Charge - Shall mean:
                ****
          1.14(A)  Capital Costs Monthly Credit - Shall mean ****

          1.15 Change of Control Event - Shall mean any of the following events:

                (A) EDNC, El Dorado or LSB Industries, Inc. (a Delaware corporation and the parent company of El Dorado, hereinafter "LSB") is merged or consolidated into or with another corporation or other legal person not affiliated with EDNC, El Dorado or LSB and, as a result, (i) EDNC, El Dorado or LSB, whichever is applicable, is not the surviving entity and
(ii) shareholders of the acquiring party have directly or indirectly acquired more than a majority of the combined voting power of the then-outstanding voting securities of such corporation or person immediately after such transaction;

                (B) EDNC, El Dorado or LSB sells or otherwise transfers all or substantially all of its assets (other than pursuant to a sale-leaseback transaction) to any other corporation or other legal person not affiliated with EDNC, El Dorado or LSB, or LSB sells or otherwise transfers a majority of all of the voting equity securities of EDNC or El Dorado to any other corporation or other legal person not affiliated with LSB and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding voting securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock (as defined below) of EDNC, El Dorado or LSB, whichever is applicable, immediately prior to such sale or transfer;

                (C)  There is a report filed on Schedule 13D or
Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing ten percent (10%) or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of EDNC, El Dorado or LSB (the "Voting Stock"), and such person has publicly disclosed or otherwise manifested an intention to cause the occurrence of an event described in subparagraphs (A), (B), (D) or (E) of this
Section 1.15 in respect of EDNC, El Dorado or LSB, and such person is ultimately successful in affecting the occurrence of an event described in subparagraphs (A), (B), (D) or (E) of this
Section 1.15;

                (D) EDNC, El Dorado or LSB files a report or proxy statement with the Securities and Exchange Commission, pursuant to the Exchange Act, disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change of control of EDNC, El Dorado or LSB has occurred or will occur in the future pursuant to any then-existing contract or transaction (provided, however, that the pledge of the capital stock of LSB, EDNC or El Dorado to a third party lender in connection with a bona fide financing transaction will not, absent a default under such financing transaction, be considered in determining whether a Change of Control Event has occurred under this Section 1.15(D)); or

                (E) If during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the directors of EDNC, El Dorado or LSB cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the relevant company's stockholders, of each director of the relevant company first elected during such period was approved by a vote of at least a majority of the directors of the relevant company then still in office.


          1.16  Commencement Date - The date on which the EDNC
Baytown Plant is Fully Operational.

          1.17 Compliance Program - Shall have the meaning set forth in Section 8.1(G) hereof.

          1.18  Delivered Unit Cost - Shall mean:
                ****

          1.19 Delivery Systems - All pipelines, powerlines and other fixtures and improvements to the Bayer Baytown Plant (including, without limitation, pipe racks and other related fixtures) that comprise the systems that are necessary to transport to or from the Battery Limits: (i) Ammonia to be sold to the EDNC Baytown Plant; (ii) Utilities to be supplied to the EDNC Baytown Plant, including water treatment sewers and pipelines; (iii) Nitric Acid produced at the EDNC Baytown Plant; and (iv) Excess Steam (as defined in the Services Agreement) and condensate produced at the EDNC Baytown Plant.

          1.20 Demonstrated Capacity - Shall mean the highest level of production of nitric acid at the EDNC Baytown Plant during any Operating Period, adjusted for normal outages for catalyst changes and turnarounds.

          1.21 Depreciation Cycle - Shall mean depreciation on a straight-line basis over a ten (10) year useful life from the deemed date of any investment or financing, with no assumed salvage value.

          1.22 EDNC - Shall have the meaning set forth in the preamble.

          1.23 EDNC Baytown Plant - Shall have the meaning set forth in the recitals.

          1.24 EDNC Baytown Plant Net Book Value - The pro forma book value of the EDNC Baytown Plant as of the date of cancellation, expiration or termination of the Term, determined as follows: the sum of the Initial Capital Investment plus any Additional Capital Investment, minus the aggregate amount of all Capital Costs Monthly Charges paid to the relevant date, utilizing the Depreciation Cycle.

          1.25  EDNC Default Termination Fee - Shall mean ****

          1.26 Effective Date - Shall have the meaning set forth in the preamble.

          1.27 Egress Fee - The throughput charge of thirty-two cents ($.32) per ton of Surplus Nitric Acid (one hundred percent assay basis) shipped from the Leased Premises pursuant to Section
4.2 hereof.

          1.28 Environmental, Health and Safety Laws - All applicable federal, state and local laws relating to pollution or protection of human health or the environment including, without limitation, all laws, statutes, ordinances, rules, regulations, orders, codes and notices relating to releases or threatened releases of pollutants, contaminants, toxic or hazardous substances or wastes into the environment, including, without limitation, the following statutes, as amended from time to time:
(a) Resource Conservation and Recovery Act ("RCRA");
(ii) Comprehensive Environmental Response, Compensation and
Liability Act of 1980; (iii) Superfund Amendments and
Reauthorization Act of 1986; (iv) Clean Air Act, 42 U.S.C. Section 7401 et seq.; (v) The Clean Water Act, 33 U.S.C. Section 1251 et seq.;
(vi) Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and
(vii) Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.

          1.29 Event of Default - Shall have the meaning set forth in Section 16 hereof.

          1.30 Excluded Fixed Costs - Shall mean any tax other than those based upon revenue or income, insurance premiums, Bayer's net distributed unit costs or allocation rates for services and utilities, contract maintenance or EDNC hourly or salaried wage rates and/or benefits.

          1.31  Expiration Termination Fee - Shall mean ****

          1.32 First Operating Period - Shall mean the period from the Commencement Date through December 31 of the year in which the Commencement Date occurs; provided, however, that in the event such period is less than four (4) months in duration, the First Operating Period shall be the period from the Commencement Date through December 31 of the succeeding calendar year.

          1.33  Fixed Costs - Shall collectively mean ****

          1.34  Fixed Costs Monthly Charge - Shall mean ****

          1.35 Fixed Price Purchase Option - Shall have the meaning set forth in the Leveraged Lease (as hereinafter defined).

          1.36  Fixed Price Purchase Option Amount - Shall be ****

          1.37 Force Majeure Event - Any circumstances materially interfering with the performance of this Agreement or any of the other Project Agreements that is reasonably beyond the control of the party hereto that is affected by such circumstances, such as but not limited to fire; storm; flood; act of God; war; explosion; sabotage; strike or other labor trouble; shortage of labor, utilities, fuel or energy; embargo; car shortage; accident; any new occurrence of a material environmental hazard or catastrophe; expropriation of plant, product, raw materials, utilities, fuel or energy in whole or in part by federal or state authority; inability to secure machinery or other equipment for the manufacture of the product; acts of the federal, state or local government or any agency thereof, including, without limitation, any material change in Environmental, Health and Safety Laws.

          1.38 Fully Operational - When the EDNC Baytown Plant has first operated for (i) up to two hundred forty (240) hours (such duration to be fixed at EDNC's option, but in no event shall such duration be less than seventy-two (72) consecutive hours) at full capacity producing Nitric Acid meeting the Nitric Acid Specifications at a rate not less than 1265 short tons (1150 metric tons) per day during each day of operation and (ii) at least seventy-two (72) hours at the turndown rate producing Nitric Acid meeting the Nitric Acid Specifications.

          1.39  GAAP - Shall mean generally accepted United
States accounting principles consistently applied.

          1.40 Ground Lease - That certain Ground Lease, dated as of the Effective Date and in the form of the attached
Exhibit A.

          1.41  Guarantor - Shall mean El Dorado Chemical
Company.
          1.42  Initial Capital Investment - Shall mean ****

          1.43 Initial Term - Shall mean the initial term of this Agreement commencing on the Effective Date and ending on the tenth (10th) year following the Commencement Date; provided, however, that if the Commencement Date has not occurred prior to December 31, 2008, then the termination shall occur on December 31, 2008, unless (a) sooner terminated as provided hereunder, (b) extended in accordance with Section 20 of this Agreement or (c) extended for a period equal to the duration of a Force Majeure Event as agreed by the parties.

          1.44  Laws - Shall have the meaning set forth in
Section 8.1(G) hereof.

          1.45 Leased Premises - Shall have the meaning specified in the Ground Lease.

          1.46 Leasehold Improvements - Shall have the meaning specified in the Ground Lease.

          1.47 Leveraged Lease - Shall mean the Lease Agreement to be entered into between EDNC and the Owner Trustee (as hereafter defined).

          1.47A  Monthly Net Capital Amount - Shall mean ****

          1.48  Moving Average Actual Cost - Shall mean ****

          1.49  Net Distributed Cost - Shall mean ****

          1.50  Net Sales Price - Shall mean ****

          1.51 Nitric Acid Specifications - Shall mean the specifications for Nitric Acid set forth in Section 2.2 hereof.

          1.52 Operating Period - Shall mean the First Operating Period and any subsequent calendar year beginning on the first
(1st) day of January immediately after the conclusion of the First Operating Period and ending on the last day of each December until the end of the Term; provided, however, that the final Operating Period shall terminate on the date of termination or expiration of this Agreement.

          1.53 Operative Agreements - Shall mean the following financing documents:
                (A)  Participation Agreement;
                (B) Leveraged Lease (as defined in Section 1.47 hereof);
                (C)  Tax Indemnity Agreement;
                (D)  Trust Indenture and Security Agreement;
                (E)  Ground Lease Sublease;
                (F)  Construction Loan and Security Agreement;
                (G) Bayer Agreement (as defined in Section 1.10 hereof);


                (H) Lessor's Consent to Ground Lease Sublease and Non-Disturbance Agreement;
                (I)  Bayer Support Agreement (as defined in
          Section 1.12(A) hereof); and
                (J) Security Agreement and Collateral Assignment of Facility Documents,

by and among the parties thereto, and including any other documents pertaining to such financing of the EDNC Baytown Plant, which documents Bayer shall have the right to approve in its sole discretion pursuant to Section 8.1(L) hereof.

          1.54 Owner Trustee - Shall mean the equipment lessor under the Leveraged Lease.

          1.55 Permits - All necessary federal, state and local governmental permits, approvals, licenses, authorizations and consents required in connection with the design, construction and operation of the EDNC Baytown Plant, including, without limitation, all construction and environmental permits.

          1.56  Production Shortfall - Shall mean ****

          1.57  Profit Component - Shall mean ****

          1.58  Project Agreements - Shall collectively mean this
Agreement, the Ground Lease, the Services Agreement, the
Technology Agreement and the Supplemental Agreement.

          1.59 Rebate Reconciliation Statement - Shall have the meaning ****

          1.60 Renewal Term - Any renewal term of this Agreement subsequent to the Initial Term, each of which shall be five (5) years in duration unless sooner terminated as provided hereunder.

          1.61 Right of First Refusal - Shall have the meaning set forth in Section 21 hereof.

          1.62 Safety Improvement Program - Shall have the meaning set forth in Section 8.1(E)(2)(b) hereof.

          1.63  Services Agreement - That certain Services
Agreement, dated as of the Effective Date and in the form of the attached Exhibit B.

          1.64 Spill - Shall have the meaning set forth in the Services Agreement.

          1.65  Start-up Expenses - Shall mean ****

          1.66 Start-up Nitric Acid - Shall have the meaning set forth in Section 2.2 hereof.

          1.67 Stipulated Loss Value - Shall have the meaning set forth in the Bayer Agreement.

          1.68 Substitute Blended Nitric Acid - Shall have the meaning set forth in Section 2.2 hereof.

          1.69 Surplus Nitric Acid - Shall mean any Nitric Acid produced by EDNC at the EDNC Baytown Plant that is sold to any party other than Bayer and its Affiliates.

          1.70  Technology Agreement - That certain Technology
Agreement, by and between Bayer, EDNC, ICF Kaiser Engineers, Inc.
and La Grande Paroisse S.A., in the form of the attached
Exhibit E.

          1.71 Term - The Initial Term and all Renewal Terms of this Agreement, as determined in accordance with Section 20 hereof.

          1.72 Termination Date - The date of termination of the Project Agreements pursuant to Section 17 or Section 21 hereof.

          1.73 Total Capital Invested - Shall mean, at any given time: (a) the Initial Capital Investment plus (b) the aggregate amount of any Additional Capital Investments in the EDNC Baytown
Plant.

          1.74 Total Estimate - Shall have the meaning specified in Section 3.11(C) hereof.

          1.75 Utilities - Shall have the meaning specified in the Services Agreement.

          1.76  Variable Costs Adjustments - ****

          1.77  Variable Costs Component - Shall mean ****

          1.78 Waste - Shall have the meaning specified in the Services Agreement.


SECTION 2:  NITRIC ACID

          2.1 Supply - From the Commencement Date until the Termination Date, Bayer and EDNC agree that Bayer shall acquire, and EDNC shall supply, Bayer's monthly requirements of Nitric Acid meeting the requirements set forth in Section 2.2(A) hereof, to the extent of Bayer's needs for facilities located at the Bayer Baytown Plant, from the EDNC Baytown Plant, up to the maximum monthly production of the EDNC Baytown Plant. Bayer may obtain any Nitric Acid requirements at the Bayer Baytown Plant in excess of the available production of the EDNC Baytown Plant from El Dorado or from any other source whatsoever. During any start-up period and in the event of any planned or unplanned outage, Bayer, EDNC and El Dorado agree that the Back-up and Start-up Supply Plan, attached hereto as Exhibit D, shall become operative. EDNC will use reasonable efforts to have the EDNC Baytown Plant on-line by September 1, 1998. Bayer will use reasonable efforts to have the Delivery Systems, excluding ammonia and steam, on-line by February 1, 1998.

          2.2(A) Nitric Acid Specifications - EDNC covenants that it will construct the EDNC Baytown Plant to provide Nitric
Acid of:

           (i)  an assay of at least sixty-five percent
(65%);

          (ii) an iron content of not more than one and three-tenths parts per million (1.3 ppm) on a thirty (30) day rolling average, and in no event to exceed ten parts per million
(10 ppm);

         (iii) total oxides of nitrogen, as N2O3, of not more than one hundred parts per million (100 ppm);

          (iv) color of less than one hundred (100) APHA units;

           (v)  a chloride content of not more than ten
parts per million (10 ppm); and

          (vi)  a sulfate content of not more than ten
parts per million (10 ppm);

    During the first hour and a half following start-up of the EDNC Baytown Plant, EDNC may provide Nitric Acid meeting the minimum criteria set forth in Section 2.2(B) hereof ("Start-up Nitric Acid"). During any planned or unplanned outage, EDNC shall be permitted to provide nitric acid meeting the minimum criteria set forth in Section 2.2(B) hereof ("Substitute Blended Nitric Acid") pursuant to the Back-up and Start-up Supply Plan set forth in Exhibit D hereto.

    2.2(B)  Start-up Nitric Acid and Substitute Blended
Nitric Acid:  Specifications - EDNC covenants that Start-up
Nitric Acid and Substitute Blended Nitric Acid shall meet the following minimum specifications:

           (i)  an assay of at least sixty-four percent
(64%);

          (ii) an iron content of not more than ten parts per million (10 ppm);

         (iii) total oxides of Nitrogen, as N2O3, content of not more than one hundred fifty parts per million (150 ppm);

          (iv)  a color of not more than one hundred fifty
(150) APHA units;

           (v)  a chloride content of not more than ten
parts per million (10 ppm); and

          (vi)  a sulfate content of not more than one
hundred fifty parts per million (150 ppm).

    Notwithstanding the above, Bayer may, in its sole discretion, waive the specifications set forth in Sections 2.2(A) and 2.2(B) hereof. EDNC's lab test results or lab test results performed by Bayer on behalf of EDNC shall constitute conclusive findings that the nitric acid provided hereunder meets or fails to meet the specifications set forth in this Section 2.2.

    2.3 Place of Delivery - Unless otherwise provided herein, Bayer shall accept physical delivery of Nitric Acid that is purchased hereunder at EDNC's product output flange at the Battery Limits.

    2.4  Most Favored Customer -
         ****
    2.5 Sales Optimization - EDNC hereby covenants that it will exercise diligent efforts to maximize sales to third parties of Nitric Acid produced at the EDNC Baytown Plant to the extent such Nitric Acid is not purchased by Bayer.

    2.6  Swaps - All in-kind transfers ("swap"
arrangements) entered into by EDNC shall provide for the return of inventory to, or replacement of inventory by, the EDNC Baytown
Plant.


SECTION 3:  PRICE

**** APPROXIMATELY TWENTY-ONE (21) PAGES HAVE BEEN OMITTED FROM THIS SECTION PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. SUCH PAGES HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SUCH REQUEST.

    3.11 Miscellaneous (Invoices, Forecasts and Planned
Outages) Provisions -

         (A)  Forecasts by Bayer - Prior to the
Commencement Date and not less than ninety (90) days before the end of each Operating Period, Bayer shall provide to EDNC an eighteen (18) month written forecast as to the anticipated quantity of Nitric Acid to be purchased by Bayer during each month of the following Operating Period and as to the schedule on which Nitric Acid is to be purchased. Such forecasts shall include anticipated daily average and minimum and maximum daily use rates of Nitric Acid by Bayer.

         (B)  Forecasts by EDNC - Prior to the Commencement
Date and not less than ninety (90) days before the end of each Operating Period, EDNC shall provide to Bayer (a) an eighteen
(18) month written sales forecast as to the quantity of Nitric Acid produced at the EDNC Baytown Plant to be sold to third parties by EDNC during the subsequent eighteen (18) month period and the schedule on which Nitric Acid is to be sold and (b) an estimate of Additional Capital Investment(s) to be undertaken by EDNC during the subsequent calendar year.

         (C) Effect of Forecasts - The parties shall add five percent (5%) to the daily, monthly and total estimates provided by Bayer under Section 3.11(A), the sum of each of which shall be hereinafter referred to as the "Total Estimates." EDNC may enter into long-term commitments to sell to third parties at any time nitric acid produced at the EDNC Baytown Plant on a daily, monthly or annual basis in excess of the Total Estimates, and Bayer shall have no claim to nitric acid produced at the EDNC Baytown Plant in excess of the Total Estimate. Except as provided in the foregoing sentence, all forecasts and estimates provided under this Section 3.11 shall be for information and planning purposes only and shall not be construed as firm orders or firm commitments on either party's part.

         (D)  Monthly Purchase Orders/Monthly Sales
Forecasts - Not less than five (5) days prior to the end of each month, Bayer shall place monthly purchase orders for Nitric Acid to be acquired in the next succeeding month. Such purchase orders shall be subject to reasonable revision, modification or cancellation, and to unplanned outages at the Bayer Baytown Plant or the EDNC Baytown Plant. Not less than five (5) days prior to the end of each month, EDNC shall provide Bayer with a monthly sales forecast for nitric acid to be sold to third parties in a given month. Such EDNC forecasts shall be subject to reasonable revisions, modification or cancellation and to unplanned outages at the Bayer Baytown Plant, the EDNC Baytown Plant or plants of third party customers (including El Dorado's Arkansas plant).

         (E) Planned Outages - EDNC shall provide to Bayer at least sixty (60) days' notice of any planned outage of the EDNC Baytown Plant, and shall schedule any such outage only with the prior written consent of Bayer (which shall not be unreasonably withheld). Bayer shall provide to EDNC at least sixty (60) days' notice of any planned outage of any relevant production unit located at Baytown and shall schedule any such outage only with the prior written consent of EDNC (which shall not be unreasonably withheld). The parties will work together to coordinate outages to prevent any adverse impact that may be caused by a planned outage of the EDNC Baytown Plant or any other relevant production unit in Baytown.

         (F) Contract Maintenance Expenditures - EDNC will consult with Bayer on all major contract maintenance activities to manage contract maintenance costs as referenced in
Schedule 1.33 hereof.

    3.12 Taxes - All new taxes, excises and other governmental charges, including, without limitation, all charges for waste, sewer, solid waste disposal and similar services, and all increases in existing taxes, excises and charges, except taxes on or measured by revenues or income or similar taxes imposed after the Effective Date of this Agreement, or after the date any price is determined or modified, on or as a result of the production, sale or transportation of the goods sold hereunder that EDNC may be required to pay, may be added to the Baseline Fixed Costs (but shall not adjust the Fixed Costs Monthly Charge).

SECTION 4:  BAYER REBATE AND EGRESS FEE

    4.1  Rebate -
         (A)****
         (B) Within forty-five (45) days after the end of each Operating Period, EDNC shall determine the actual rebate for such Operating Period in accordance with Section 4.1(A) above and shall deliver to Bayer a statement containing the amount of such actual rebate, together with the calculation of the amount of the reconciliation payment due from EDNC to Bayer for such Operating Period (a "Rebate Reconciliation Statement").

         (C) For purposes of this Section 4, at the end of each Operating Period EDNC shall provide Bayer a sales report reflecting the total quantity and sales of Surplus Nitric Acid sold from the Leased Premises during that Operating Period.

    4.2  Egress Fees - ****


SECTION 5:  TITLE AND RISK OF LOSS

    5.1 Ammonia - EDNC shall have title to and risk of loss of Ammonia when such Ammonia enters the input flange to the EDNC Baytown Plant.

    5.2  Nitric Acid Produced by EDNC at the EDNC Baytown
Plant for Bayer - When Bayer receives the Nitric Acid at the
Nitric Acid output flange, title to and risk of loss of the Nitric Acid shall pass to Bayer.

    5.3  Nitric Acid From El Dorado and Third Party
Suppliers Under the Start-up Supply Plan - When Nitric Acid is shipped from El Dorado or a third party to Bayer at the Bayer Baytown Plant pursuant to the Start-up Supply Plan, title to and risk of loss of the Nitric Acid shall pass to Bayer at the battery limits of the El Dorado plant or the third party plant, F.O.B. such producing plant.

    5.4  Nitric Acid From El Dorado and Third Party
Suppliers Under the Back-up Supply Plan - When Nitric Acid is shipped from El Dorado or a third party to Bayer at the Bayer Baytown Plant pursuant to the Back-up Supply Plan, title to and risk of loss of the Nitric Acid shall pass to Bayer at the battery limits of the El Dorado plant or the third party plant, F.O.B. such producing plant.

    5.5 Surplus Nitric Acid - When Surplus Nitric Acid is shipped from the EDNC Baytown Plant to a third party customer, EDNC's standard terms and conditions of sale shall be F.O.B. EDNC Baytown Plant and shall provide that title to and risk of loss of the Nitric Acid pass to the third party customer at the Battery Limits of the EDNC Baytown Plant.


SECTION 6:  NITRIC ACID WARRANTY AND TECHNOLOGY

    6.1 Title - EDNC warrants that the Nitric Acid delivered by it shall conform to the Nitric Acid Specifications and shall be free of all liens and encumbrances. Upon delivery to Bayer, Bayer shall obtain good and marketable title to the Nitric Acid. EDNC shall be released from this warranty if and to the extent that the failure to meet the Nitric Acid Specifications was attributable to Bayer's failure to meet the specifications for, or quantities of, Ammonia or Utilities set forth in the Services Agreement. The parties hereby agree to take reasonable efforts to mitigate the application of this Section by promptly notifying the other party of any detected deficiency in the Ammonia and Utilities provided.

    6.2 Technology Approval - EDNC shall select the technology and engineering services necessary for the design, construction and operation of the EDNC Baytown Plant with the approval of Bayer, which approval shall not be unreasonably withheld. The technology agreement shall be in form and substance satisfactory to Bayer and shall provide that Bayer shall have the right to continue to use the technology necessary to operate the EDNC Baytown Plant from and after the Termination Date.


SECTION 7:  LEASE OF REAL PROPERTY FOR AND CONSTRUCTION OF EDNC
BAYTOWN PLANT

    7.1 Ground Lease - Contemporaneously herewith, Bayer and EDNC have entered into the Ground Lease pursuant to which Bayer agrees to lease and EDNC agrees to rent the Leased Premises for the Term. The Ground Lease shall be recorded by Bayer in the land records of the office of the County Clerk of Chambers County, Texas. EDNC shall hold and possess the Leased Premises for the Term in accordance with the terms and conditions of the Ground Lease (subject to the terms of any Operative Agreements entered into by EDNC and approved by Bayer in accordance with
Section 8.1(L) hereof).

    7.2  Construction -
         (A)  Subject to the issuance of all required
Permits, EDNC shall diligently proceed with the design and construction of the EDNC Baytown Plant on the Leased Premises. The EDNC Baytown Plant shall be designed and constructed (i) to meet the criteria set forth on the attached Exhibit C and (ii) in accordance with detailed plans and specifications that will be made available to Bayer upon Bayer's reasonable request.

         (B) Bayer shall consult with EDNC regarding the construction schedule of the EDNC Baytown Plant, and Bayer shall not direct activities of EDNC's contractors performing construction services with respect to the EDNC Baytown Plant except in emergency circumstances or situations requiring immediate attention (e.g., obstruction of roadways, safety or environmental issues).

         (C) In order to avoid delays in the construction of the EDNC Baytown Plant, Bayer shall use reasonable efforts to respond to a request for a time-critical change order within two
(2) working days, but in no event shall Bayer's response time exceed three (3) working days.

         (D)  In designing and constructing the EDNC
Baytown Plant, the parties have assumed that the combination of Bayer's Nitric Acid demand and third party Nitric Acid demand ("Combined Demand") will equal or exceed the technology provider's guaranteed turndown rate, which is currently estimated to be ****. If the Combined Demand does not equal or exceed such guaranteed turndown rate, the parties will exercise reasonable efforts to mitigate the negative consequences of such weak Combined Demand. If the Combined Demand in any Operating Period is insufficient to achieve the guaranteed turndown rate, Bayer and EDNC agree to negotiate in good faith appropriate temporary adjustments to the Fixed Costs component, the Variable Costs component, the Nitric Acid Specifications and any other aspects of the Project Agreements that are negatively affected.

    7.3 Ownership, Operation and Maintenance - EDNC shall construct, operate and maintain all Leasehold Improvements on the Leased Premises in connection with the EDNC Baytown Plant, subject to the terms and conditions of the Ground Lease. Owner
Trustee will own the Leasehold Improvements and will lease the same to EDNC pursuant to the Operative Agreements.

SECTION 8:  REPRESENTATIONS, WARRANTIES AND COVENANTS

    8.1  Representations, Warranties and Covenants of
EDNC - EDNC hereby represents and warrants to Bayer as follows:

         (A) Corporate Standing - EDNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification. EDNC has the full corporate power and authority to enter into and perform this Agreement and all Project Agreements and to consummate the transactions therein. The execution, delivery and performance of the Project Agreements are authorized by all necessary corporate action of EDNC.

         (B)  Binding Effect of Project Agreements - The
Project Agreements constitute legal, valid and binding obligations of EDNC, enforceable against EDNC in accordance with their terms. The execution, delivery and performance of the Project Agreements do not violate or conflict with any provision of the Articles of Incorporation or Bylaws of EDNC.

         (C)  Consents - Except for the Permits, no
consent, approval or authorization from, notice to, or filing or registration with, any governmental authority or agency, or from, to or with any other person or entity under any contract, license or agreement to which EDNC is a party, is necessary or required to be obtained or made by EDNC in connection with the execution, delivery or performance of the Project Agreements by EDNC or the consummation by EDNC of the transactions contemplated by the Project Agreements.

         (D)  Conflicts - There is no:

              (1)  litigation or governmental proceeding
pending or, so far as is known to any officer of EDNC, threatened;

              (2) asserted claim or basis for any claim of default, breach of liability under or violation of any law, rule or regulation applicable to EDNC; nor

              (3)  any agreement or order to which EDNC is
a party or by which EDNC is bound,     which in any such case, would
prohibit or materially delay the ability of EDNC to execute, deliver and perform the Project Agreements in accordance with their terms.

         (E)  Health and Safety Covenants -

              (1) EDNC hereby agrees (a) to have "practice in place" for all Chemical Manufacturers' Association Responsible Care Codes within one (1) year of the Commencement Date and
(b) to enter the review/implementation phase of the Responsible Care Codes within three (3) years of the Commencement Date.

              (2)(a)  EDNC hereby agrees to exercise
reasonable efforts to design and operate the EDNC Baytown Plant with the objective of achieving an Occupational Health and Safety Administration total Recordable Occupational Injury or Illness rate (as defined in 29 C.F.R. Section 1904.12 (1996); hereinafter "Recordable Incidence Rate") goal consistent with Bayer's Recordable Incidence Rate goal for the Bayer Baytown Plant.

              (b)  In the event that injuries at the EDNC
Baytown Plant indicate to Bayer in its reasonable discretion that there exists (i) a pattern of improper safety practice by EDNC at the EDNC Baytown Plant, (ii) a failure of EDNC to maintain a safe working environment at the EDNC Baytown Plant or (iii) a failure to follow EDNC's safety plan (as previously approved by Bayer) at the EDNC Baytown Plant, then (x) EDNC shall meet with representatives of Bayer to develop a safety improvement program ("Safety Improvement Program") for the EDNC Baytown Plant to bring its operations into compliance or to cure the shortcomings Bayer has identified to EDNC and (y) EDNC shall take all reasonable steps to implement such Safety Improvement Program.

         (F) Notices Under the Operative Agreements - EDNC hereby agrees to notify promptly, and agrees to require Owner
Trustee to notify promptly, Bayer of any EDNC default under the Operative Agreements.

         (G) Compliance with Laws & Permits - (1) EDNC will construct and operate the EDNC Baytown Plant in full compliance with all applicable federal, state and local laws, statutes, ordinances, rules, regulations, orders, codes, judgments, decrees and other governmental requirements applicable to EDNC and/or the EDNC Baytown Plant (including, without limitation, Environmental, Health and Safety Laws) (collectively, "Laws") and in compliance with the terms of all applicable operating, environmental, occupancy and other permits and similar requirements. EDNC will promptly notify Bayer of the occurrence of any violation of any such Law and/or the occurrence of any Spill (as defined in the Services Agreement) at the EDNC Baytown Plant.

              (2) In the event that any occurrences at the EDNC Baytown Plant indicate to Bayer in its reasonable discretion that there exists a pattern of conduct resulting in frequent or material violations of Laws, EDNC shall meet with representatives of Bayer promptly and upon request of Bayer to develop a remedial program ("Compliance Program") for the EDNC Baytown Plant to bring its operations into compliance with Laws or to cure the shortcomings identified to EDNC by Bayer, and EDNC shall take all reasonable steps to implement such Compliance Program.


         (H) EDNC Baytown Plant Capacity - EDNC shall design and construct the EDNC Baytown Plant to have a production capacity of 443,000 short tons of Nitric Acid per year.

         (I)  Hazards Analyses - EDNC shall perform a
process safety hazards analysis of the proposed Nitric Acid manufacturing process. In addition, EDNC shall perform a safety hazards analysis of the transportation and handling of Nitric Acid (including Nitric Acid provided under the Back-up and Start-up Supply Plan). Representatives of Bayer shall participate in such safety hazards analyses.

         (J) Common Carriers - EDNC shall select common carriers for the transportation of Nitric Acid from a list of common carriers that has been pre-approved by Bayer.

         (K)  Termination for Uneconomic or Surplus
Condition - EDNC will not terminate the Leveraged Lease for uneconomic or surplus condition pursuant to the Leveraged Lease without first obtaining the prior written consent of Bayer, which consent Bayer may grant or withhold in its sole discretion.

         (L) Operative Agreements - EDNC hereby agrees to obtain Bayer's prior written consent (which consent Bayer may grant or withhold in its sole discretion) before executing any of the Operative Agreements. EDNC further agrees not to amend any of the Operative Agreements in a manner that could materially adversely effect Bayer without the prior written consent of Bayer, which consent may not be unreasonably withheld.

         (M)  Assignment and Sublease of EDNC Baytown Plant
- EDNC agrees not to assign or sublease (or to allow the Owner Trustee to assign or sublease) the EDNC Baytown Plant or any portion thereof to a third party without first obtaining the express written consent of Bayer, which consent Bayer may grant or withhold in its sole discretion.

         (N)  Bankruptcy Remote - EDNC will execute a
Supplemental Agreement substantially in the form of the attached Exhibit H. EDNC covenants that the corporate purpose of EDNC, as set forth in its articles/certificate of incorporation, is (a) to engage in all activities reasonably related to (i) the production of Nitric Acid at the EDNC Baytown Plant, (ii) the provision of Nitric Acid to Bayer pursuant to the Project Agreements and (iii) the sale of nitric acid produced at the EDNC Baytown Plant to third parties and (b) to engage in all activities reasonably related to obtaining financing for the construction, maintenance and operation of the EDNC Baytown Plant.

         (O)  Quality Standards - EDNC will cooperate with
Bayer to achieve such quality standards and certifications (for example, ISO 9000 standards) as either party may reasonably request.

         (P) Fixed Price Purchase Option - EDNC shall promptly notify Bayer not less than sixty (60) days prior to the date upon which EDNC may exercise the Fixed Price Purchase Option (as such date is determined under the Operative Agreements) of EDNC's intention to exercise or to decline to exercise such Fixed Price Purchase Option. EDNC agrees not to exercise the Fixed Price Purchase Option without first obtaining the written consent of Bayer, which consent Bayer may grant or withhold in its sole and absolute discretion. Bayer may, in the event that EDNC notifies Bayer of its intention not to exercise the Fixed Price Purchase Option, direct EDNC to exercise the Fixed Price Purchase Option. In such event, EDNC shall act in accordance with Bayer's instructions. If Bayer either (i) consents to the exercise of the Fixed Price Purchase Option by EDNC or (ii) requires the exercise thereof by EDNC, then Bayer shall pay the Fixed Price Purchase Option Amount. The rights of Bayer and EDNC in such circumstances shall be governed by the provisions of Section 17.5 hereof.

    8.2  Representations, Warranties and Covenants of
El Dorado - El Dorado hereby represents and warrants to Bayer as follows:

         (A)  Corporate Standing - El Dorado is a
corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification.
El Dorado has the full corporate power and authority to enter into and perform this Agreement and all Project Agreements and to consummate the transactions therein. The execution, delivery and performance of the Project Agreements are authorized by all necessary corporate action of El Dorado.

         (B)  Binding Effect of Project Agreements - The
Project Agreements constitute legal, valid and binding obligations of El Dorado, enforceable against El Dorado in accordance with their terms. The execution, delivery and performance of the Project Agreements do not violate or conflict with any provision of the Articles of Incorporation or Bylaws of El Dorado.

         (C)  Consents - Except for the Permits, no
consent, approval or authorization from, notice to, or filing or registration with any governmental authority or agency, or from, to or with any other person or entity under any contract, license or agreement to which El Dorado is a party is necessary or required to be obtained or made by El Dorado in connection with the execution, delivery or performance of the Project Agreements by El Dorado or the consummation by El Dorado of the transactions contemplated by the Project Agreements.

         (D)  Conflicts - There is no:

              (1)  litigation or governmental proceeding
pending or, so far as is known to any officer of El Dorado, threatened;

              (2) asserted claim or basis for any claim of default, breach of liability under or violation of any law, rule or regulation applicable to El Dorado; nor

              (3)  any agreement or order to which
El Dorado is a party or by which El Dorado is bound, which, in any such case, would prohibit or materially delay the ability of El Dorado to execute, deliver and perform the Project Agreements in accordance with their terms.

         (E) Back-up and Start-up Supply - El Dorado will supply back-up and Start-up Nitric Acid to Bayer in accordance with the Back-up and Start-up Supply Plan set forth in Exhibit D hereof.

         (F) Health and Safety - El Dorado represents and warrants that El Dorado is a member of the Chemical
Manufacturers' Association.

    8.3  Representations, Warranties and Covenants of
Bayer - Bayer hereby represents and warrants to EDNC as follows:


         (A) Corporate Standing - Bayer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Bayer is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification. Bayer has the full corporate power and authority to enter into and perform this Agreement and all Project Agreements to which Bayer is a party and to consummate the transactions therein. The execution, delivery and performance of the Project Agreements are authorized by all necessary corporate action of Bayer.

         (B)  Binding Effect of Project Agreements - The
Project Agreements constitute legal, valid and binding obligations of Bayer, enforceable against Bayer in accordance with their terms. The execution, delivery and performance of the Project Agreements do not violate or conflict with any provision of the Articles of Incorporation or Bylaws of Bayer.

         (C)  Consents - Except for the Permits, no
consent, approval or authorization from, or notice to, or filing or registration with any governmental authority or agency, or from, to or with any other person or entity under any contract, license or agreement to which Bayer is a party is necessary or required to be obtained or made by Bayer in connection with the execution, delivery or performance of the Project Agreements by Bayer or the consummation by Bayer of the transactions contemplated by the Project Agreements.

         (D)  Conflicts - There is no:

              (1)  litigation or governmental proceeding
pending or, so far as is known to any officer of Bayer, threatened;

              (2) asserted claim or basis for any claim of default, breach of liability under or violation of any law, rule or regulation applicable to Bayer; nor

              (3) any agreement or order to which Bayer is a party or by which Bayer is bound; which, in any such case, would prohibit or materially delay the ability of Bayer to execute, deliver and perform the Project Agreements in accordance with their terms.

         (E)  Quality Standards - Bayer will cooperate with
EDNC to achieve such quality standards and certifications (for example, ISO 9000 standards) as either party may reasonably request.


SECTION 9:  AMMONIA

    9.1 Supply by Bayer - Bayer shall supply to EDNC at the Battery Limits of the EDNC Baytown Plant the Ammonia for EDNC's use in manufacturing Nitric Acid; provided, however, that Bayer shall not be obligated to supply EDNC with more than One Hundred Fifteen percent (115%) of the monthly nameplate requirements of the EDNC Baytown Plant. **** Bayer warrants that the Ammonia supplied hereunder shall meet the applicable Ammonia Specifications set forth on the attached Schedule 9. Bayer covenants that such Ammonia shall be free of all liens and encumbrances. The Ammonia shall be delivered by or on behalf of Bayer to EDNC at the Battery Limits of the EDNC Baytown Plant via the Delivery System or other agreed-upon mechanism. Bayer shall invoice EDNC monthly for Ammonia provided by Bayer.

    9.2 Supply by EDNC - Subject to the terms of any ammonia procurement contracts between Bayer and its ammonia supplier(s) and subject to the satisfactory resolution of any logistical issues between Bayer and EDNC regarding the segregation and maintenance of ammonia inventory, the parties hereby agree that upon EDNC's request the parties will negotiate in good faith the possibility of the sourcing of ammonia for third party sales by EDNC on its own behalf (provided, however, that this clause shall not be interpreted to require Bayer to pay any premium, increased cost or penalty for Ammonia under its procurement contracts as a result of such direct sourcing by
EDNC).

    9.3  Measurement of Ammonia Supplied

         (A) Metering - EDNC shall install, operate and maintain, at its expense, metering equipment to measure EDNC's consumption of the Ammonia supplied by pipeline. EDNC's readings will be the basis upon which any charges will be assessed against EDNC for the consumption of Ammonia.

         (B) Calibration - EDNC shall calibrate all meters in accordance with manufacturer's recommendations. If dual in-line meters are installed, EDNC shall also calibrate the meters relative to each other. EDNC shall designate one meter as the primary meter from which all readings shall be taken. The second meter's readings shall be used during failure, testing or recalibration of the first meter and to periodically verify the reading of the first meter. EDNC shall give Bayer three (3) days notice of, and the right to observe, the calibration of any meters installed by EDNC. EDNC shall recalibrate each meter as recommended by the manufacturer. If during any such periodic recalibration the meter is found to be inaccurate by more than one-half of one percent (0.50%) of indicated value, or the second of the dual meters differs by more than one half of one percent with the first meter, then EDNC shall repair or recalibrate such meter to the lesser of: (i) manufacturer's tolerances; or
(ii) plus or minus one-half of one percent (0.50%) of indicated value. If a meter is inaccurate by more than one-half of one percent (0.50%) of indicated value, the party that has benefitted from the inaccuracy shall refund to the other party one hundred percent (100%) of the discrepancy, back to the date of the last calibration or, if identifiable, back to the date of the failure that triggered the inaccuracy. If feasible, EDNC shall affix its seal to each meter after each calibration. EDNC agrees to exercise reasonable efforts to conduct all meter readings, inspections, recalibrations and repairs in a manner that will not unreasonably interfere with Bayer's operations at the Bayer Baytown Plant. EDNC shall also permit Bayer, at Bayer's expense, to inspect the meters at any time, provided such inspection does not unreasonably interfere with EDNC's operations at the EDNC Baytown Plant.


SECTION 10:  UTILITIES

    In accordance with and subject to the terms, conditions and limitations of the Services Agreement, Bayer shall supply to EDNC at the Battery Limits of the EDNC Baytown Plant the
Utilities.


SECTION 11:  WASTE


    In accordance with and subject to the terms, conditions and limitations of the Services Agreement, Bayer shall accept at the Battery Limits of the EDNC Baytown Plant and shall be responsible for the proper treatment and disposal, in accordance with all applicable Environmental, Health and Safety Laws, of certain Waste produced in connection with the operation of the EDNC Baytown Plant.


SECTION 12:  INTERRUPTION OF AMMONIA, UTILITIES OR NITRIC ACID

    12.1 Interruption of EDNC Feedstock - If Bayer is unable to or fails to deliver Ammonia or Utilities to the EDNC Baytown Plant as required by the Project Agreements, then EDNC may procure such Ammonia or Utilities elsewhere through any commercially reasonable source. Notwithstanding the foregoing, EDNC may supply such Ammonia and Utilities through the infrastructure of the Bayer Baytown Plant only with the prior approval of Bayer, which may not be unreasonably withheld. Any procurement by EDNC of Ammonia or Utilities from parties other than Bayer shall be at EDNC's risk, and shall have no effect on the warranty made to Bayer by EDNC pursuant to Section 6 hereof. If Bayer is unable to or fails to deliver Ammonia or Utilities as required by the Project Agreements, EDNC's remedy for such failure is set forth in Section 16 hereof.

    12.2 Interruption of Nitric Acid - If EDNC is unable to or fails to provide Bayer's monthly Nitric Acid requirements for the Bayer Baytown Plant and EDNC is unable to provide back-up supply to Bayer, then Bayer may procure such Nitric Acid elsewhere through any commercially reasonable source. EDNC shall permit Bayer to use EDNC's four (4) spot truck loading and un-loading rack if Bayer requires use of the same for the receipt of nitric acid from third party suppliers.


SECTION 13:  PIPELINE AND DELIVERY SYSTEM CONSTRUCTION AND
MAINTENANCE

    13.1 Delivery Systems - Bayer shall design, engineer and construct the Delivery Systems. However, Bayer shall be under no obligation to design, engineer or construct any improvement within the Battery Limits of the Leasehold Premises, including without limitation any improvement that relates to the transportation of Ammonia, Utilities, Waste or other material to or from the EDNC Baytown Plant to tie-in points with the Delivery Systems at the Battery Limits.

    13.2 Plant Systems - EDNC shall design, engineer and construct the improvements necessary to transport Ammonia, Utilities, Waste or other material provided or handled by the Delivery Systems to or from tie-in points at the Battery Limits to the EDNC Baytown Plant.

    13.3 Connection Points - Bayer and EDNC shall agree upon the connections at the Battery Limits between the Delivery Systems and EDNC's connections thereto. Bayer shall be responsible for operating and maintaining and shall own the Delivery Systems outside of the Battery Limits of the EDNC Baytown Plant. EDNC shall be responsible for operating and maintaining and shall own or lease from the Owner Trustee (on terms that have been approved by Bayer) all of the improvements inside the Battery Limits of the EDNC Baytown Plant.


SECTION 14:  PERMITS

    EDNC shall be responsible for the preparation, filing and cost of obtaining all Permits related to the construction, lease/ownership and operation of the EDNC Baytown Plant. Bayer shall have ten (10) Business Days from its receipt of draft permit applications to review and approve, or to disapprove, all Permit applications prepared by EDNC. Bayer shall provide EDNC reasonable assistance necessary to obtain the Permits. The parties' respective obligations hereunder are conditioned upon the issuance of all required Permits.


SECTION 15:  INSURANCE

    15.1 EDNC's Insurance - EDNC shall maintain, or cause to be maintained, the following insurance:

         (A)  Builders Risk (Course of Construction)
Insurance - EDNC shall maintain from the commencement of and until the completion of the construction of the EDNC Baytown Plant, builders risk insurance on an all-risk basis, including perils of earthquake, windstorm and flood, on the work and all property to be incorporated into the EDNC Baytown Plant. Such coverage shall be in an amount not less than the full replacement value of the completed EDNC Baytown Plant.

         (B) Insurance Against Loss or Damage - After completion of the construction and installation of the EDNC Baytown Plant, EDNC shall maintain or cause to be maintained in effect at all times during the Term of this Agreement and the other Project Agreements property insurance for the EDNC Baytown Plant. EDNC shall keep all of the equipment, machinery, apparatus and buildings comprising the EDNC Baytown Plant insured for full replacement value on an all-risk basis, including, without limitation, perils of earthquake, windstorm and flood, against loss or damage from fire or other casualty, with vandalism, malicious mischief, replacement costs and cost of demolition endorsements and with comprehensive boiler and machinery coverage.

         (C) Insurance Against Public Liability - EDNC shall procure and maintain in effect at all times from the Effective Date until the expiration or termination of this Agreement automobile liability, comprehensive general and excess liability insurance policies applying to bodily injury (including death) and third party property damage arising from the activities of EDNC under the Project Agreements. Such coverage shall have a minimum combined single limit of liability of at least Five Million Dollars ($5,000,000) and a general aggregate limit of Five Million Dollars ($5,000,000). All such policies shall be written to apply to all bodily injury, property damage, personal injury and other losses occurring during the policy term. Such coverage shall also contain endorsements:
(A) deleting any employee exclusion on personal injury coverage;
(B) including employees as additional insureds; (C) deleting any liquor liability exclusion; (D) providing for coverage of employer's automobile non-ownership liability; (E) providing for fire legal liability coverage; (F) providing for explosion, collapse and underground liability coverage; and (G) providing for contractual liability.

         (D)  Workers' Compensation and Other Insurance -
EDNC shall also carry workers' compensation insurance and such other forms of insurance that EDNC is required by law to provide, covering loss resulting from injury, sickness, disability or death of the employees of EDNC arising out of and in the course of their employment to the extent required by law, together with employer's liability coverage with a limit of One Million Dollars ($1,000,000).

    15.2 Bayer's Insurance - Bayer shall maintain, or cause to be maintained, the following insurance:

         (A)  Builders Risk (Course of Construction)
Insurance - Bayer shall maintain from the commencement of and until the completion of the construction of the Delivery Systems for which it is responsible, builders risk insurance on an all-risk basis, including perils of earthquake, windstorm and flood, on the work and all property to be incorporated into the Delivery Systems located at the Bayer Baytown Plant. Such coverage shall be in an amount not less than the full replacement value of the completed Delivery Systems.

         (B) Insurance Against Loss or Damage - Bayer shall maintain or cause to be maintained in effect at all times during the Term property insurance for the Bayer Baytown Plant and keep it, and all of the equipment, machinery, apparatus and buildings comprising the Bayer Baytown Plant insured for full replacement value on an all-risk basis, including, without limitation, perils of earthquake, windstorm and flood, against loss or damage from fire or other casualty, with vandalism, malicious mischief, replacement costs and cost of demolition endorsements and with comprehensive boiler and machinery coverage.

         (C) Insurance Against Public Liability - Bayer shall procure and maintain in effect at all times from the Effective Date until the expiration or termination of this Agreement, automobile liability, comprehensive general and excess liability insurance policies applying to bodily injury (including death) and third party property damage arising from the activities of Bayer under the Project Agreements. Such coverage shall have a minimum combined single limit of liability of at least Five Million Dollars ($5,000,000) and a general aggregate limit of Five Million Dollars ($5,000,000). All such policies shall be written to apply to all bodily injury, property damage, personal injury and other covered losses occurring during the policy term. Such coverage shall also contain endorsements:
(A) deleting any employee exclusion on personal injury coverage;
(B) including employees as additional insureds; (C) deleting any liquor liability exclusion; (D) providing for coverage of employer's automobile non-ownership liability; (E) providing for fire legal liability coverage; (F) providing for explosion, collapse and underground liability coverage; and (G) providing for contractual liability.

         (D)  Workers' Compensation and Other Insurance -
Bayer shall also carry workers' compensation insurance and such other forms of insurance that Bayer is required by law to provide covering loss resulting from injury, sickness, disability or death of the employees of Bayer arising out of and in the course of their employment to the extent required by law, together with employer's liability coverage with a limit of One Million Dollars ($1,000,000).

    15.3 Waiver of Subrogation Rights - Anything in this Agreement to the contrary notwithstanding, EDNC and Bayer each waive all rights of recovery, claim, action or cause of action against the other, its agents, officers, directors, shareholders or employees for any loss or damage that may occur to the EDNC Baytown Plant or the Bayer Baytown Plant, or any personal property of either party hereto, by reason of any cause or origin that is insured against under insurance coverages hereunder, excluding the sole negligence of the other party hereto, its agents, officers or employees. The insurance policies required hereunder shall be endorsed if necessary to waive the insured's rights of subrogation against EDNC or Bayer as applicable.

    15.4 Miscellaneous Insurance Provisions - Each party shall provide the other party with thirty (30) days notice of cancellation or material change in terms of any of the coverage described in this Section 15 required to be maintained by the party. If at any time during the Term the amount or type of insurance coverage that each party is required to carry under this Section 15 is, in the reasonable judgment of the other party, materially deficient under Sections 15.1, 15.2 or 15.3 hereof, the party not in default of this Section 15 may, at its option: (A) notify the defaulting party that it has thirty (30) days in which to cure such deficiency or the defaulting party shall be in default hereunder, or (B) pay any premiums or take any other steps necessary to cure the deficiency, in which case the defaulting party shall be liable to the non-defaulting party for all premiums and other costs associated with such cure.


    15.5 Form of Policies - All insurance policies required to be carried under this Agreement shall be obtained from insurance companies of good national or international reputation. Any deductible amounts exceeding Five Hundred Thousand Dollars ($500,000) under any insurance policies required hereunder shall be subject to the other party's prior written approval. In any event, deductible amounts shall not exceed ten percent (10%) of the limit of liability in dollars for each required insurance. However, the above conditions of approval and limitations of amounts of deductible shall not apply when the conditions of self-insurance set forth in Section 15.6 below are satisfied. Each party shall deliver to the other party, within ten (10) days following the Effective Date, and annually thereafter, certificates evidencing continued maintenance of the insurance required under this Section 15.

    15.6 Self-Insurance - Any insurance required to be maintained by either party under this Agreement (other than workers' compensation insurance) may be maintained under a plan of self-insurance. However, either party shall be entitled to use such self-insurance only (A) during periods when such party's net worth exceeds Two Hundred Fifty Million Dollars ($250,000,000), and (B) if such party maintains adequate reserves or liquid assets for payment of claims of liability against the other party, including the replacement value of the EDNC Baytown Plant in the case of EDNC and the Bayer Baytown Plant in the case of Bayer.

    15.7 Blanket Coverage - Any policy required to be maintained by either party under this Agreement may be maintained under a "blanket policy" that insures other parties or locations.
However, the amount of insurance and the type of coverage required to be provided hereunder may not be thereby diminished, changed or adversely affected.

    15.8 Failure of EDNC to Insure - If EDNC fails to procure or maintain the insurance that EDNC is required to maintain pursuant to Section 15.1 hereof, Bayer may procure, on behalf of EDNC, the minimum amount of insurance coverage required under Section 15.1 hereof, and EDNC shall promptly reimburse
Bayer for the same.


SECTION 16:  DEFAULT AND REMEDIES

    16.1 EDNC Events of Default - An "EDNC Event of
Default" shall occur upon the occurrence of any one or more of the following events, unless the event is caused by Bayer or any of its agents or contractors:

         (A) If EDNC is unable to provide, for any reason substantially related to EDNC's negligence or any material breach of EDNC's obligations hereunder, a minimum of the lesser of
(i) Bayer's monthly Nitric Acid requirements for the Bayer Baytown Plant or (ii) **** per month of Nitric Acid, in each case under any combination of this Agreement and the Back-up and Start-up Supply Plan, provided, however, that EDNC shall have no obligation to purchase substitute ammonia or utilities;

         (B) If EDNC fails to meet, for thirty (30) days during any one hundred eighty (180) day period or forty-five (45) days during any three hundred sixty-five (365) day period, its obligations to provide to Bayer Nitric Acid meeting the Nitric Acid Specifications in Section 2.2 hereof, provided such failure to provide Nitric Acid meeting the Nitric Acid Specifications has a material adverse effect on the DNT/SAC or MNB/Aniline plants;

         (C) If EDNC fails to pay to Bayer any amount due Bayer pursuant to Sections 3.7 ("Fixed Costs Reimbursements"),
3.8 ("Capital Costs Reimbursements by EDNC"), 3.9 ("Profit Component Reimbursements by EDNC"), 4 ("Rebate and Egress Fee") or 15.8 ("Failure of EDNC to Insure") hereof, or any amount due pursuant to the Services Agreement, the Ground Lease or the Technology Agreement when and as due, and such payments are not being contested in good faith by appropriate proceedings;

         (D) If EDNC breaches any of its covenants set forth in Section 8.1(E) hereof ("Health and Safety Covenants");

         (E) If EDNC defaults in its obligations under the Operative Agreements and such default is not cured or waived within any applicable cure period set forth therein;

         (F)  If EDNC breaches its covenants set forth in
Section 8.1(G) ("Compliance with Laws & Permits") hereof; or

         (G)  If EDNC materially defaults in the due
performance or observance of any other term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement or any of the other Project
Agreements.

    16.2 EDNC Cure Periods - In the event any EDNC Event of
Default occurs, EDNC shall have the following cure periods following notice by Bayer to EDNC:

         (A) Sixty (60) days in the case of a default under Section 16.1(A) hereof;

         (B)  Zero (0) days, in the case of a default under
Section 16.1(B) hereof;

         (C) Five (5) Business Days, in the case of a default under Section 16.1(C) hereof;

         (D)  Ten (10) days, in the case of a default under
Section 16.1(D) hereof (provided, however, that in the event of a default under Section 16.1(D) that is caused by a breach by EDNC of its covenant under Section 8.1(E)(2), EDNC shall have a reasonable period of time, which in no event shall exceed one hundred eighty (180) days, to implement the Safety Improvement Program described in Section 8.1(E)(2)(b) hereof);

         (E)  Zero (0) days in the case of a default under
Section 16.1(E) hereof;

         (F)  In the case of a default under Section
16.1(F) hereof, a reasonable period of time which in no event shall exceed one hundred eighty (180) days, to implement the Compliance Program described in Section 8.1(G)(2) hereof and to obtain results which indicate to Bayer in its reasonable discretion that EDNC has substantially addressed and corrected the issues identified pursuant to Section 8.1(G)(2) hereof; and

         (G) Forty-five (45) days, in all other cases, unless such EDNC Event of Default cannot reasonably be cured in forty-five (45) days and EDNC has, during such forty-five (45) day period, undertaken reasonably effective curative measures, in which case the cure period for such EDNC Event of Default shall be the number of days reasonably required to effectuate such cure.
    If any EDNC Event of Default is remedied within the aforementioned cure periods, such EDNC Event of Default shall not constitute a continuing EDNC Event of Default and this Agreement shall continue in full force and effect as if said EDNC Event of Default had not occurred. The waiver of any EDNC Event of Default under this Agreement shall not constitute a waiver of any subsequent EDNC Event of Default.

    16.3 Bayer Events of Default - A "Bayer Event of
Default" shall occur upon the occurrence of any one or more of the following events, unless the event is caused by EDNC or any of its agents or contractors:

         (A) If Bayer is unable to provide, for any reason substantially related to Bayer's negligence or any material breach of Bayer's obligations hereunder, a minimum of the lesser of the Ammonia necessary to produce (i) Bayer's monthly Nitric Acid requirements for the Bayer Baytown Plant or (ii) **** per month of Nitric Acid (less any amounts supplied to Bayer under the Back-up and Start-up Supply Plan);

         (B) If Bayer fails to meet, for thirty (30) days during any one hundred eighty (180) day period or forty-five (45) days during any three hundred sixty-five (365) day period, its obligations to supply to EDNC certain Ammonia, Utilities or Services (as defined in the Services Agreement) to be supplied by Bayer and such failure to provide Ammonia, Utilities or Services has a material adverse effect on the EDNC Baytown Plant;

         (C)  If Bayer fails to pay to EDNC any amount due
EDNC pursuant to Section 3 hereof when and as due; or

         (D)  If Bayer materially defaults in the due
performance or observance of any other term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement or any of the other Project
Agreements.

    16.4 Bayer Cure Periods - In the event of any Bayer
Event of Default occurs, Bayer shall have the following cure periods following notice by EDNC to Bayer:

         (A) Sixty (60) days, in the case of a default under Section 16.3(A); or

         (B)  Zero (0) days, in the case of a default under
Section 16.3(B) hereof;

         (C) Five (5) Business Days, in the case of a default under Section 16.3(C) hereof; and

         (D) Forty-five (45) days, in all other cases, unless such Bayer Event of Default cannot reasonably be cured in forty-five (45) days and, during such forty-five (45) day period, Bayer has undertaken reasonably effective curative measures, in which case the cure period for such Bayer Event of Default shall be the number of days reasonably required to effectuate such cure.

    If any Bayer Event of Default is remedied within the aforementioned cure periods, such Bayer Event of Default shall not constitute a continuing Bayer Event of Default and this Agreement shall continue in full force and effect as if said Bayer Event of Default had not occurred. The waiver of any Bayer Event of Default under this Agreement shall not constitute a waiver of any subsequent Bayer Event of Default.

    16.5 Bayer Remedies for EDNC Events of Default - The parties agree that upon the occurrence of an EDNC Event of Default (and subject to the continuation of such Event of Default beyond any applicable cure periods), Bayer shall have the following rights and remedies (in addition to the indemnification rights provided for in Section 18.1 hereof):

         (A) If an EDNC Event of Default occurs pursuant to Section 16.1(A) hereof, Bayer shall have the termination rights specified in Section 17.1 hereof and EDNC shall pay to Bayer the difference between the reasonable cost of any purchase of substitute nitric acid (including cost of transportation, storage, handling and any other direct costs associated with procuring substitute nitric acid) and the Variable Costs Component in respect of all Nitric Acid ordered by Bayer and not delivered by EDNC during the existence of and continuation of the EDNC Event of Default;

         (B) If an EDNC Event of Default occurs pursuant to Section 16.1(B) hereof, Bayer shall have the termination rights specified in Section 17.1 hereof and EDNC shall pay to Bayer its actual damages incurred in connection with the provision of nitric acid failing to meet the Nitric Acid
Specifications during the existence and continuation of the EDNC
Event of Default;

         (C) If an EDNC Event of Default occurs pursuant to Section 16.1(C) hereof, Bayer shall have the termination rights specified in Section 17.1 hereof; provided, however, that if EDNC contests the amounts due Bayer, EDNC and Bayer shall first resolve such payment dispute in accordance with Section 22 hereof;

         (D) If an EDNC Event of Default occurs pursuant to Section 16.1(D) hereof, Bayer shall have the termination rights specified in Section 17.1 hereof and EDNC shall pay to Bayer its damages incurred; and

         (E) In all other EDNC Events of Default, Bayer shall have the termination rights specified in Section 17.1 hereof and EDNC shall pay to Bayer its damages incurred and Bayer shall have any and all other rights and remedies available, whether at law or at equity.

    In addition to any and all other remedies available to Bayer as specified above, Bayer shall have the right to offset its damages incurred pursuant to any Event of Default against any payments due EDNC under the Project Agreements or otherwise, subject to the following limitations:

    (1) Bayer may offset damages incurred pursuant to an EDNC Event of Default under Section 16.1(A) or Section 16.1(B) hereof against any payments due EDNC except that amount equal to EDNC's periodic payments under the Leveraged Lease.

    (2) Bayer may offset damages incurred pursuant to an EDNC Event of Default under Section 16.1(C) hereof against any payments due EDNC except that amount equal to EDNC's periodic lease payments under the Leveraged Lease, provided Bayer and EDNC have first employed the dispute resolution procedures set forth in Section 22 hereof; and

    (3) Bayer may offset any damages incurred pursuant to an EDNC Event of Default under Section 16.1(D), Section 16.1(F) or Section 16.1(G) hereof against any payments due EDNC except
(i) that amount equal to EDNC's periodic lease payments under the Leveraged Lease, (ii) the Fixed Costs Monthly Charge and (iii) the Variable Costs Component.

    Upon the occurrence of an EDNC Event of Default, Bayer may, at its election, deliver Leveraged Lease payments directly to the Owner Trustee.

    16.6 EDNC Remedies for Bayer Events of Default - The parties agree that upon the occurrence of a Bayer Event of Default (and subject to the continuation of such Event of Default beyond any applicable cure periods), EDNC shall have the following rights and remedies (in addition to the indemnification rights provided for in Section 18.2 hereof):

         (A) If a Bayer Event of Default occurs due to Bayer's failure to provide sufficient quantities of Ammonia pursuant to Section 16.3(A) hereof or Bayer's failure to provide sufficient quantities of Utilities or Services pursuant to
Section 16.3(B) hereof, EDNC shall have the termination rights specified in Section 17.2 hereof and Bayer shall pay to EDNC the difference between the cost of any reasonable purchase of ammonia, utilities or services, as the case may be (including cost of transportation, storage, handling and any other direct costs associated with procuring substitute ammonia, utilities or services) and the price of Ammonia, Utilities or Services, as the case may be, under the Project Agreements in respect of all Ammonia, Utilities and/or Services ordered by EDNC from Bayer during the existence and continuation of the Bayer Event of Default;

         (B) If a Bayer Event of Default occurs due to Bayer's failure to provide Ammonia, Utilities or Services that meet specifications pursuant to Section 16.3(B) hereof, EDNC shall have the termination rights specified in Section 17.2 hereof and Bayer shall pay to EDNC its actual damages incurred in connection with the provision of Ammonia, Services or Utilities failing to meet the specifications for Ammonia, Services and Utilities during the existence and the continuation of the Bayer Event of Default;

         (C) If a Bayer Event of Default occurs pursuant to Section 16.3(C) hereof, EDNC shall have the termination rights specified in Section 17.2 hereof; provided, however, that if Bayer contests the amounts due EDNC, Bayer and EDNC shall first resolve such payment dispute in accordance with Section 22 hereof. Following such resolution in EDNC's favor, EDNC shall have the termination rights specified in Section 17.2 hereof and Bayer shall pay to EDNC its damages incurred; and

         (D) In all other Bayer Events of Default, EDNC shall have the termination rights specified in Section 17.2 hereof and Bayer shall pay to EDNC its damages, and EDNC shall have any and all other rights and remedies available, whether at law or at equity.

    In addition to any and all other remedies available to EDNC as specified above, EDNC shall have the right to offset its damages incurred pursuant to an Event of Default against any payments due Bayer under the Project Agreements or otherwise.


SECTION 17:  TERMINATION/FIXED PRICE PURCHASE OPTION

    17.1 Bayer's Optional Termination Rights - Bayer shall have an option to terminate this Agreement by written notice to EDNC upon an occurrence of any one of the following events:

         (A) Failure by EDNC to complete construction and commence the operations of the EDNC Baytown Plant prior to **** (provided such failure is not substantially related to a material breach by Bayer of its obligations under the Project Agreements); provided, however, that if such failure is by reason of a Force Majeure Event, then Bayer shall not have the option to terminate this Agreement if EDNC provides, within sixty (60) days of the occurrence of such Force Majeure Event, a reasonable plan to remedy such Force Majeure Event and such plan is reasonably acceptable to Bayer;

         (B) An EDNC Event of Default that is not cured within any applicable cure period (provided, however, that Bayer shall have complied with any continuing obligations under the Bayer Agreement);

         (C)  Failure by EDNC to obtain construction
financing, evidenced by definitive signed agreements approved by Bayer (the approval of which Bayer may withhold in its sole discretion), by July 15, 1997; or

         (D)  Failure by EDNC to obtain permanent
financing, evidenced by definitive signed agreements approved by Bayer (the approval of which Bayer may withhold in its sole discretion), by ****

    17.2 EDNC's Optional Termination Rights - EDNC shall have an option to terminate this Agreement by written notice to Bayer upon an occurrence of any one of the following events:

         (A) Failure by Bayer to complete construction of the Delivery Systems prior to **** (provided such failure is not substantially related to a material breach by EDNC of its obligations under the Project Agreements); provided, however, that if such failure is by reason of a Force Majeure Event, then EDNC shall not have the option to terminate this Agreement if Bayer provides, within sixty (60) days of the occurrence of such Force Majeure Event, a reasonable plan to remedy such Force Majeure Event and such plan is reasonably acceptable to EDNC; or

         (B) A Bayer Event of Default that is not cured within any applicable cure period.

    17.3 Automatic Termination - This Agreement shall be automatically terminated:

         (A) at the expiration of the Term, if the Term of this Agreement is not extended beyond either the Initial Term or any current Renewal Term;

         (B) in the event that either Bayer, on the one hand, or EDNC or El Dorado on the other hand (collectively, "EDNC Parties") (i) makes an assignment for the benefit of creditors, becomes insolvent or admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy or a petition seeking reorganization, liquidation, dissolution or similar relief under any law or regulation; (ii) either Bayer or one of the EDNC Parties applies for, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for itself or any of its property; or (iii) an involuntary bankruptcy or involuntary insolvency proceeding is commenced by either Bayer or either of the EDNC Parties and such involuntary bankruptcy or involuntary insolvency proceeding is not dismissed within ninety (90) days of its commencement.

    17.4 Effects of Termination

         (A)  In the event that (i) the Term of this
Agreement is not extended beyond either the Initial Term or any current Renewal Term, (ii) is terminated as a result of an EDNC Event of Default, (iii) is terminated as a result of a Bayer Event of Default or (iv) is automatically terminated pursuant to
Section 17.3 hereof, Bayer shall pay to EDNC the appropriate termination fee (as hereinafter provided); the Project Agreements shall terminate (except as otherwise provided in Section 17.4(B) hereof); and all right and interest of EDNC to and under the Ground Lease and the Leasehold Improvements shall automatically terminate without further action by Bayer, EDNC or any other party. In the case of a termination due to (a) the expiration of the Initial Term or any Renewal Term, any automatic termination under Section 17.3 hereof, Bayer shall pay to EDNC the Expiration Termination Fee; (b) an EDNC Event of Default, Bayer shall pay to EDNC the EDNC Default Termination Fee; and (c) a Bayer Event of Default, Bayer shall pay to EDNC the Bayer Termination Fee. The Bayer Agreement shall govern Bayer's rights and obligations in respect of the Owner Trustee in the case of such a termination. Any election by Bayer pursuant to the Bayer Agreement shall not release EDNC or El Dorado from liability for any deficiencies EDNC owes pursuant to any of the Project Agreements. EDNC's interest in and title to the Leasehold Improvements shall be transferred to Bayer upon payment to EDNC (or to the Owner Trustee on behalf of EDNC) of the Expiration Termination Fee, the EDNC Default Termination Fee or the Bayer Termination Fee, whichever is applicable. If the Bayer Default Termination Fee, the EDNC Default Termination Fee or the Expiration Termination Fee is a negative number, then EDNC shall pay to Bayer the deficiency.

         (B)  The termination contemplated by this
Section 17 shall be conditioned upon and subject to the receipt of any necessary regulatory approvals, including without limitation the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (if applicable), and any necessary approvals under the Exon-Florio Act, as amended (if applicable). The termination shall be effective (A) within thirty (30) days following the expiration of the Term of this Agreement, (B) within ninety (90) days following the date of termination in the event the Project Agreements are terminated pursuant to Section 17.1, 17.2 or 17.3 hereof or
(C) within ninety (90) days following the exercise of the Right of First Refusal described in Section 21 hereof; provided, however, that in no event shall the transaction be consummated until the expiration of the waiting period, if any, imposed by the Hart-Scott-Rodino Antitrust Improvements Act, as amended (if applicable), and the receipt by the parties of all other necessary regulatory approvals. At the termination, EDNC shall take all action necessary (in the sole discretion of Bayer and its counsel) to transfer its interest in the Leasehold Improvements and other assets comprising the EDNC Baytown Plant and to surrender the Leased Premises free and clear of any and all liens, encumbrances and liabilities (direct, contingent and otherwise) other than the Permitted Exceptions (as such term is defined in the Ground Lease), the Leveraged Lease liabilities assumed by Bayer (if any) and such other liens, encumbrances and liabilities imposed by or through Bayer. The rights set forth in
Section 16, the obligations set forth in this Section 17, and the indemnification obligations contained in Section 18 and elsewhere in the Project Agreements shall survive any termination or expiration of the Project Agreements, and the payment of the Expiration Termination Fee, the Bayer Default Termination Fee or the EDNC Default Termination Fee shall be subject to offset by Bayer for damages otherwise recoverable by Bayer hereunder.

         (C) In the event that the termination of the Project Agreements and the payment of the Expiration Termination Fee, the Bayer Default Termination Fee or the EDNC Default Termination Fee (as applicable) shall be prohibited or materially delayed by the operation of the Hart-Scott-Rodino Antitrust Improvements Act, as amended, the Exon-Florio Act, as amended, or any other applicable federal, state or local law, EDNC and Bayer agree to negotiate in good faith appropriate agreements that will permit EDNC to continue to operate the EDNC Baytown Plant for the continued production of Nitric Acid for Bayer. Such agreements shall include a continuation of term of the Ground Lease and mutually acceptable terms pertaining to the provision of the Ammonia, Utilities and Services necessary for the continuing operation by EDNC of the EDNC Baytown Plant.

         (D) Upon termination of this Agreement pursuant to this Section 17 or exercise of the Right of First Refusal pursuant to Section 21 hereof, the nondefaulting party or parties shall be entitled to recover from the defaulting party or parties, in addition to all other sums due and payable by the defaulting party or parties hereunder, all expenses incurred in enforcing this Agreement, including without limitation, all reasonable attorneys' fees and out-of-pocket litigation expenses. Termination of this Agreement for any cause whatsoever shall not interfere with, affect or prevent the collection by the nondefaulting party or parties of any and all sums of money accrued hereunder or otherwise due to the nondefaulting party or parties prior to the date such termination becomes effective. Termination of this Agreement for any reason shall not relieve the defaulting party or parties of any of its or their unfulfilled obligations under this Agreement, including, without limitation, its or their indemnification obligations hereunder.

    17.5 Fixed Price Purchase Option

         (A) Not less than twelve (12) months nor more than eighteen (18) months prior to the scheduled end of the Lease Term (as such term is defined in the Operative Agreements), Bayer may, in its sole and absolute discretion: (i) direct EDNC to exercise the Fixed Price Purchase Option (provided, however, that if Bayer elects such option, Bayer shall pay Boatmen's Trust Company of Texas (or any successor Lessor appointed pursuant to the Operative Agreements) the Fixed Price Purchase Option Amount, thereby terminating the Leveraged Lease); (ii) direct EDNC to exercise the Fixed Price Purchase Option, thereby terminating the Leveraged Lease, and terminate the Project Agreements (provided, however, that if Bayer elects such option, Bayer shall pay Boatmen's Trust Company of Texas (or any successor Lessor appointed pursuant to the Operative Agreements) the Fixed Price Purchase Option Amount, thereby terminating the Leveraged Lease, and shall pay EDNC the Expiration Termination Fee, thereby terminating the Project Agreements); or (iii) refuse its consent to the exercise by EDNC of the Fixed Price Purchase Option, in which case the Fixed Price Purchase Option shall not be payable, and Bayer may permit the Project Agreements to expire pursuant to
Section 17.3 (provided, however, that if Bayer elects such option, Bayer shall pay to EDNC the EDNC Expiration Termination Fee and shall enter into new Project Agreements with Boatmen's Trust Company of Texas (or any successor Lessor appointed pursuant to the Operative Agreements) or its designee pursuant to
Section 8 of the Lessor's Consent to Ground Sublease and Non-Disturbance Agreement.) In the event that Bayer directs EDNC to exercise the Fixed Price Purchase Option, then EDNC shall have the option, and is hereby granted the option, to (i) exercise the Fixed Price Purchase Option in its own name (or any assignee approved by Bayer), or (ii) assign the Fixed Price Purchase Option to Bayer (or its designee) prior to any exercise of the Fixed Price Purchase Option and Bayer hereby consents to such assignment. If the Fixed Price Purchase Option is assigned to Bayer hereunder, the parties hereto agree that title to the EDNC Baytown Plant will automatically revert to Bayer.


SECTION 18:  INDEMNIFICATION


    18.1 EDNC Indemnification

         (A) EDNC shall indemnify and save Bayer and its Affiliates harmless from and against any and all claims, actions, obligations, suits, damages (whether direct, actual, special, consequential or otherwise, but excluding lost profits), fines, penalties, losses, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees, out-of-pocket litigation expenses and other costs incurred in connection with
(i) any negligence or misconduct on the part of EDNC or its officers, employees, agents, invitees or contractors, (ii) any bodily injury, loss of life, personal injury or death to persons or damage to property occurring in or on the EDNC Baytown Plant or the Construction Laydown Area (as such term is defined in the Ground Lease) not attributable, in whole or in part, to the negligence or intentional misconduct of the party seeking to be indemnified, (iii) any breach by EDNC of any Environmental, Health and Safety Law, any Spill or the remediation, abatement, containment, clean-up, disposal or response costs associated with environmental conditions at the Bayer Baytown Plant or the EDNC Baytown Plant caused by EDNC, (iv) any failure by EDNC to observe or comply with any applicable laws or government rules or regulations, (v) any tax or other indemnity payments due Owner Trustee, Owner Participant or any other party under the Operative Agreements incurred as a result of any act, omission or misrepresentation occurring on or prior to the date of the exercise of any option by Bayer under the Bayer Agreement, or
(vi) a breach of any other EDNC covenant or agreement hereunder or under any of the Project Agreements, provided, however, that until the occurrence of an EDNC Event of Default: (a) Bayer's remedy for EDNC's failure to supply Nitric Acid is expressly limited to the difference between all costs associated with the procurement of substitute Nitric Acid and the Variable Costs Component and (b) Bayer's remedy for off-specification nitric acid is expressly limited to actual damages.

         (B)  If EDNC's indemnification obligations under
Section 18.1(A) hereof arise or result from EDNC's sole negligence, EDNC shall (subject to any limitations set forth in Section 18.1(A) hereof) remain entirely responsible for the results and consequences of its sole negligence, and if EDNC's indemnification obligations under Section 18.1(A) hereof arise or result from joint or concurrent negligence of more than one party, EDNC shall be responsible (subject to any limitations set forth in Section 18.1(A) hereof) for only that portion of the claim, loss, damage, cost or expense caused by the negligence of EDNC, EDNC's agents or employees, subcontractors retained by EDNC or agents or employees of such subcontractors. In all other cases, all remedies under Section 16 hereof and at law and equity are available to Bayer.

    18.2 Bayer Indemnification

         (A) Bayer shall indemnify and save EDNC and its Affiliates harmless from and against any and all claims, actions, obligations, suits, damages (whether direct, actual, special, consequential or otherwise, but excluding lost profits), fines, penalties, losses, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees, out-of-pocket litigation expenses and other costs incurred in connection with
(i) any negligence or misconduct on the part of Bayer or its officers, employees, agents, invitees or contractors, (ii) any bodily injury, loss of life, personal injury or death to persons or damage to property occurring in or on the Bayer Baytown Plant (other than the EDNC Baytown Plant or the Construction Laydown Area (as such term is defined in the Ground Lease)) not attributable, in whole or in part, to the negligence or intentional misconduct of the party seeking to be indemnified,
(iii) any breach by Bayer of any Environmental, Health and Safety Law or any Spill or the remediation, abatement, containment, clean-up, disposal or response costs associated with environmental conditions at the Bayer Baytown Plant or the EDNC Baytown Plant caused by Bayer, (iv) any failure by Bayer to observe or comply with any applicable laws or government rules or regulations or (v) a breach of any other Bayer covenant or agreement hereunder or any of the Project Agreements, provided, however, that until the occurrence of a Bayer Event of Default, EDNC's remedy for Bayer's failure to provide Ammonia, Utilities or Services is expressly limited to the difference between all costs associated with the purchase of substitute ammonia, utilities or services, as the case may be, and the price of Ammonia, Utilities or Services, as the case may be, under the Project Agreements.

         (B)  If Bayer's indemnification obligations under
Section 18.2(A) hereof arise or result from Bayer's sole negligence, Bayer shall (subject to any limitations set forth in Section 18.2(A) hereof) remain entirely responsible for the results and consequences of its sole negligence, and if Bayer's indemnification obligations under Section 18.2(A) hereof arise or result from joint or concurrent negligence of more than one party, Bayer shall be responsible (subject to any limitations set forth in Section 18.2(A) hereof) for that portion of the claim, loss, damage, cost or expense caused by the negligence of Bayer, Bayer's agents or employees, subcontractors retained by Bayer or agents or employees of such subcontractors. In all other cases, all remedies under Section 16 hereof and at law and equity are available to EDNC.

    18.3 Notice of Proceedings - The indemnitee shall give the indemnitor notice of any suit, proceeding or action (whether pending or threatened) commenced by any party which could give rise to damages under this Section 18. Such notice shall be given within thirty (30) days of indemnitee's discovery or receipt of such matter (but the failure to notify within such time period shall not rescind the indemnitor's duty to indemnify but shall only reduce the amount of the indemnification amount to the extent that the indemnifying party is damaged by such delay). The indemnitor shall then have the option, at its own cost and expense, to participate in or assume control of such proceedings by retaining counsel reasonably acceptable to the indemnitee. If the indemnitor does not make its election within thirty (30) days of its receipt of the indemnitee's notice, the indemnitee may proceed with the defense of the matter and indemnitor shall be bound by the result.

    18.4 Insurance - Notwithstanding anything contained in this Section 18 to the contrary, it is the intention of the parties to avail themselves, to the maximum extent possible, of the proceeds of the insurance policies required to be maintained pursuant to this Agreement and to the extent the damages or expenses referenced by this Section 18 are paid by such insurance policies (including deductibles), this indemnity shall be inapplicable.


SECTION 19:  INJUNCTIVE RELIEF

    The parties acknowledge that irreparable damage may occur in the event that any of the material provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and such performance does not occur or such breach is not cured within the period set forth above. Each of the parties therefore agrees that the other parties shall be entitled to an injunction or injunctions to prevent nonperformance or breach of material provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.


SECTION 20:  TERM AND RENEWALS

    20.1 Initial Term  -  The Initial Term of this
Agreement shall commence on the Effective Date.

    20.2 Renewals - The Term of this Agreement shall be automatically renewed for six (6) successive Renewal Terms of five (5) years each unless either Bayer or EDNC has given the other party written notice of its intention not to renew the Term of this Agreement not less than twelve (12) nor more than eighteen (18) months before the expiration of the Initial Term or the current Renewal Term, as the case may be. If Bayer gives such notice, then not more than ninety (90) days nor less than sixty (60) days before the end of the Term Bayer shall pay to EDNC the Expiration Termination Fee and shall terminate the Project Agreements pursuant to Section 17 hereof.


SECTION 21:  RIGHT OF FIRST REFUSAL

    21.1(A) Change of Control Event - Upon the occurrence of a Change of Control Event, EDNC shall notify Bayer of Bayer's option and right to pay the EDNC Default Termination Fee and to terminate the Project Agreements pursuant to Section 17 hereof. Bayer shall have a reasonable amount of time, not to exceed sixty
(60) days, from its receipt of notice of a Change of Control Event to exercise an option to pay to EDNC the EDNC Default Termination Fee and to terminate the Ground Lease and the other Project Agreements in accordance with Section 17 hereof.

    21.1(B) Third Party Offer - If EDNC desires to sell and receives a bona fide third-party offer to purchase any voting equity securities of EDNC or any portion of the assets of the EDNC Baytown Plant (other than purchases of product in the ordinary course of business) that EDNC would like to accept, EDNC shall notify Bayer of Bayer's option and right to pay either the Expiration Termination Fee or the amount of the third party offer, whichever is lower, and to terminate the Project Agreements pursuant to Section 17 hereof (the "Right of First Refusal"). Bayer shall have a reasonable amount of time, not to exceed sixty (60) days, from its receipt of the notice of a bona-fide third party offer to exercise an option to pay to EDNC the Expiration Termination Fee or the amount of the third party offer and to terminate the Ground Lease and the other Project Agreements in accordance with Section 17 hereof.

    21.2 Injunctive Relief and Specific Performance - The parties acknowledge that irreparable damage may occur in the event that any of the material provisions of this Section 21 are not performed in accordance with their specific terms or are otherwise breached and such performance does not occur or such breach is not cured within the period set forth above. Each of the parties therefore agrees that the other party will be entitled to an injunction or injunctions to prevent nonperformance or breach of material provisions of this
Section 21 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.


SECTION 22:  DISPUTE RESOLUTION

    22.1 General - Unless otherwise provided herein or in the Project Agreements, any dispute arising hereunder or under the Project Agreements shall be resolved in the manner specified in this Section 22.

    22.2 Mediation - The parties agree to exercise reasonable efforts to resolve any dispute promptly and within a reasonable period of time. If any such dispute cannot be resolved within fifteen (15) Business Days, either party shall have the right to notify the other party that it wishes to convene a personal meeting between the senior management of Bayer's Polymers Division and the senior management of EDNC. Such meeting shall take place within fifteen (15) Business Days of the delivery of such notice. The representatives of the parties shall then meet and attempt in good faith to resolve the subject dispute. If such attempt is unsuccessful, either party may proceed to litigate the matter at issue. Any such negotiation or series of negotiations shall be maintained as confidential by the parties and the parties covenant that they shall not disclose (other than to their respective Affiliates) either the existence of such proceedings or the content thereof to any other party without the express written consent of the opposite party. Any participation in or initiation of such discussions shall not be deemed to be an admission of liability and no statement made or provided in or related to such negotiations shall be construed as a statement against interest or otherwise disclosed or used in any proceeding involving the parties.

    22.3 Commencement of Legal Actions - In the absence of irreparable harm or material damages, the parties agree that no party shall be entitled to commence any legal action to resolve any dispute hereunder prior to the completion of the procedures specified in Section 22.2 hereof. If a party declines or fails to participate in the meeting contemplated by Section 22.2 hereof, the other party shall be entitled to request any court of competent jurisdiction to grant a stay of litigation while the parties attempt to settle the litigation through this negotiation method. The party declining to participate agrees not to oppose such a stay.

    22.4 Governing Law - The construction and interpretation of this Agreement shall be governed by the internal laws of the State of Texas, without regard to conflicts-of-laws provisions.

    22.5 Submission to Jurisdiction - The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the venue of any such dispute brought in such court, any defense of inconvenient forum and any right to trial by jury of any dispute under the Project Agreements.

    22.6 Consent to Service of Process - Each of the parties hereto hereby consents to process being served by either party to this Agreement in any suit, action or proceeding by mailing of a copy thereof in accordance with the provisions of
Section 28 hereof.


SECTION 23:  ENTIRE AGREEMENT

    This Agreement, the Project Agreements and the Bayer Agreement, together with all the schedules attached hereto and thereto, contain the entire understanding of the parties and supersede any prior understanding and agreements among them respecting the subject matter hereof and thereof. There are no agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement and the other Project Agreements that are not set forth or expressly referred to herein or therein.


SECTION 24:  MODIFICATION


    This Agreement shall not be modified or amended, except by written instrument executed by the duly authorized officers of the parties hereto.


SECTION 25:  PAYMENTS

    All amounts payable hereunder shall be paid in lawful money of the United States on a net fifteen (15) day basis, with interest to accrue thereafter at a rate equal to the prime rate charged by Citibank, N.A. The acceptance by either party of bank drafts, checks or other media of payment will be subject to immediate collection of the full face amount thereof and the payment shall not be deemed to have been paid until actually received in cash by the respective party, except that no interest shall be charged after receipt of any bank drafts, checks or other media of payment that is collected in cash in the ordinary course of business and without unusual delay.


SECTION 26:  DEMURRAGE

    Bayer or EDNC shall unload and release all transportation equipment promptly to minimize demurrage or other out-of-pocket expense resulting from delivery. The amount of any demurrage or out-of-pocket expense resulting to either party from the other party's delay in unloading or releasing transportation equipment will be paid by the responsible party.


SECTION 27:  COOPERATION

    The parties hereto shall cooperate and take all such reasonable and necessary actions required to achieve the stated purposes of the Project Agreements during the Term hereof.


SECTION 28:  NOTICES

    Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to be sufficiently given when delivered in person, or on the second Business Day following the date of transmission by U.S. certified or registered mail, return receipt requested, or on the Business Day following the date of transmission by overnight courier to the address of the respective party below:

         Bayer Corporation
         100 Bayer Road
         Pittsburgh, Pennsylvania 15205-9741
         Attn:       Controller, Polymers Division
         Attn:       Assistant General Counsel,
                     Polymers Division


         El Dorado Nitrogen Company
         16 South Pennsylvania Avenue
         Oklahoma City, Oklahoma 73107
         Attn:       President


         El Dorado Chemical Company
         655 Craig Road, Suite 322
         St. Louis, Missouri  63141
         Attn:       Vice President, Industrial Chemicals


    and: LSB Industries, Inc.
         16 South Pennsylvania Avenue
         Oklahoma City, Oklahoma  73107
         Attn:       General Counsel


Either party may, by notice given as aforesaid, change its address or its party that receives notices for all subsequent notices.

SECTION 29:  BINDING AGREEMENT

    This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, as the case may be, and may not be terminated, modified, changed or amended, except by a written instrument signed by the party to be charged.


SECTION 30:  WAIVER

    No waiver by Bayer or EDNC of any default or breach of any covenant, condition or stipulation herein shall be treated as a waiver of any subsequent default, or breach of the same or any other covenant, condition or stipulation hereof.


SECTION 31:  CONSTRUCTION

    The singular form of any word used herein shall include the plural, and vice versa. The use herein of a word of any gender shall include each of the masculine, feminine and neuter genders. The headings or titles of the several sections and paragraphs of this Agreement are for convenience only. They shall not affect the meaning, construction or effect of the provisions hereof and do not constitute a part of this Agreement.

    Nothing contained in or done pursuant to this Agreement or any of the other Project Agreements shall be deemed or construed by the parties hereto, or by any third party, to create the relationship of principal and agent, partnership, joint venture or any association whatsoever between Bayer and EDNC. It is expressly understood and agreed that no provisions contained in this Agreement, nor any act or acts of the parties hereto, shall be deemed to create any agency, partnership or joint venture relationship between Bayer and EDNC.


SECTION 32:  COUNTERPARTS

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together constitute one instrument.


SECTION 33:  ASSIGNMENT

    EDNC may not assign its respective rights and obligations under the Project Agreements to any other party without first obtaining the express written consent of Bayer, which consent may be granted or withheld by Bayer in its sole discretion; provided, however, that EDNC shall be permitted to sublease the Leased Premises and to encumber the Ground Lease Sublease (as defined in the Ground Lease) in accordance with
Section 15.3 of the Ground Lease, and to collaterally assign its rights under the Project Agreements to the Construction Loan Agent, the Owner Trustee and/or the Indenture Trustee under the Operative Agreements.


SECTION 34:  AUDIT RIGHTS

    Each calculation, adjustment, payment or estimate made pursuant to the Project Agreements shall be supported by appropriate work papers and background data and shall be made in conformity with GAAP. Each party shall have the right, at its own expense, to employ a firm of independent certified public accountants to conduct an audit of any adjustment or calculation made pursuant to the Project Agreements. Such auditors shall execute agreements of confidentiality reasonably acceptable to both parties, approval of the form of which shall not be unreasonably withheld.


SECTION 35:  GUARANTY

    The Guarantor hereby unconditionally guarantees the full and faithful performance by EDNC of all of the terms, provisions, representations, warranties and obligations of EDNC pursuant to the Project Agreements, including without limitation the indemnification and remedial provisions of the Project Agreements. The Guarantor further agrees that Bayer may, without notice to or further assent of the Guarantor, and without in any way releasing or impairing the obligations of the Guarantor hereunder (i) waive compliance with, or any default under, the Project Agreements; (ii) modify or amend any provisions of the Project Agreements with the written consent of EDNC only;
(iii) grant extensions or renewals of any of the obligations of EDNC; and (iv) in all respects deal with EDNC as if this guaranty were not in effect. The obligations of the Guarantor under this guaranty shall remain in force notwithstanding any event that would, in the absence of this clause, result in the release or discharge by operation of law of the Guarantor from the performance of its obligations hereunder. The liability of the Guarantor under this guaranty to Bayer shall be a guaranty of performance and of payment, not merely a guaranty of collection, and the liability of the Guarantor under this guaranty shall not be contingent upon the exercise by Bayer of any right it may have in respect of the Guarantor. This guaranty obligation is not intended to and shall not release or extinguish any obligations of EDNC to Bayer. The provisions of this Section 35 are not intended to create and shall not create or impose any obligations on the Guarantor in favor of any third party, the provisions of this Section 35 being only for the benefit of Bayer.


SECTION 36:  FORCE MAJEURE

    Upon the occurrence of a Force Majeure Event, the obligations of the parties shall be suspended pending removal, termination or cure of the Force Majeure Event. This Section 36 shall apply to all provisions, terms and conditions of this Agreement, notwithstanding anything seemingly to the contrary herein.


SECTION 37:  CONTROLLING AGREEMENT

    To the extent any of the Project Agreements contain conflicting provisions, the terms of this Agreement shall control.


    IN WITNESS WHEREOF, the undersigned have executed this Baytown Nitric Acid Project and Supply Agreement effective as of the date first above written.

                              BAYER CORPORATION



                              By:________________________
                              Name:______________________
                              Title:_____________________



                              EL DORADO NITROGEN COMPANY



                              By: ______________________
                              Name:_____________________
                              Title:____________________




    El Dorado Chemical Company executes this Baytown Nitric Acid Project and Supply Agreement solely for purposes of the representations, warranties and covenants set forth in
Section 8.2 hereof, the provisions of Section 17.4 hereof, the guaranty set forth in Section 35 hereof and the Back-up and Start-up Supply Plan attached hereto as Exhibit D.

                              EL DORADO CHEMICAL COMPANY



                                        By:_____________________

                                        Name:___________________

                                        Title:__________________




                                 EXHIBIT A

                               GROUND LEASE


                        Filed as a separate exhibit.



                                 EXHIBIT B

                            SERVICES AGREEMENT


                        Filed as a separate exhibit.


                                 EXHIBIT C

                              DESIGN CRITERIA


1.1  Plant Capacity

One dual pressure nitric unit. The EDNC Baytown Plant will be built in Baytown, Texas at the existing Bayer Baytown Plant. The EDNC Baytown Plant will have the annual capacity to produce 443,000 short tons per year (403,000 metric tons per year or 1265 short tons/day), one hundred percent (100%) basis, with the nitric acid at sixty-five percent (65%) by weight concentration. Bayer Baytown Plant demand will be impacted by scheduled EDNC Baytown Plant unit shutdowns. Either the toluene diisocynate train or the methyl diphenyl diisocynate train can be down for up to six weeks each for maintenance. The EDNC Baytown Plant will operate with a minimum on-stream time of ninety-two percent (92%).


1.2  Nitric Acid Specification        at Battery Limits

1. Assay At least 65%
2. Iron content                       Not more than 1.3 ppm on a
                                         thirty (30) day rolling
                                         average, and in no
                                         event to exceed 10 ppm
3. Total oxides of nitrogen as N2O3   Not more than 100 ppm
4. Color                              Less than 100 APHA units
5. Chloride content                   Not more than 10 ppm
6. Sulfate content                    Not more than 10 ppm
7. Temperature                        45-50 degrees C, maximum
8. Pressure                           75 P.S.I.G.


1.3  Absorber Feed Water

Bayer will supply demineralized Water for absorber feed water only, not for boiler water makeup.


1.4  Environmental

NOx Abatement

The EDNC Baytown Plant is located in an ozone nonattainment zone.
EDNC is to provide any continuous on-line analyzers for final tailgas stream monitoring as required the Texas Natural Resources
Conservation Commission.

All EDNC Baytown Plant start-up and shutdown NOx plumes are to be colorless unless otherwise approved by Bayer. The parties agree to work together to minimize, if feasible, the occurrence of visible stack emissions caused by a compressor trip.

Effluent Disposal

EDNC shall collect waste water in a sump and shall neutralize the waste water as required in Schedule 6 of the Services Agreement.
EDNC will pump the neutralized water to the existing Bayer
Baytown Plant overhead waste water line.

Storm Water - The Bayer Baytown Plant has limits on quality of storm water runoff. EDNC shall include necessary paving and curbs to contain spills and acid from maintenance activities and routine discharges. EDNC shall collect spills and acid from maintenance activities and routine discharges along with the first inch of rainfall into the waste water sump. EDNC shall neutralize the same as required by Schedule 6 of the Services Agreement. EDNC will also send this water to the overhead waste water line. Rain water that is not collected in this sump will overflow to grade to the plant storm water system.

Sanitary sewer - Underground gravity tie-in point will be provided for disposal.

Boiler Blowdown - EDNC shall dispose of boiler blowdown via process trench to waste water sump for pumping overhead or to EDNC cooling tower for part of the cooling tower makeup.

Ammonia Stripper Blowdown - EDNC shall dispose of ammonia stripper blowdown (without oil) via process trench to waste water sump for pumping overhead.

Cooling Tower Blowdown - EDNC shall pipe blowdown from the EDNC
Baytown Plant to a separate header that collects all cooling tower blowdown.


1.5  Utilities

The Bayer Baytown Plant has normal steam distribution levels of 630 and 135 P.S.I.G.. The EDNC Baytown Plant shall export steam at 700 P.S.I.G. minimum and import from the 630 P.S.I.G. Bayer header for start-up (instantaneous rate of 110,000 lbs/hr).

Bayer will supply utilities to the Battery Limits of the EDNC
Baytown Plant as stated in Section 3 of the Services Agreement.

Utility Characteristics

EDNC shall design the EDNC Bayer Baytown Plant on the basis of the following utility characteristics:


                   Pressure (P.S.I.G.)       Temperature (degrees Celsius)
                   -------------------       -----------------------------
                   Normal       Design            Normal           Design

M.P. Steam          135           175              181               210
H.P. Steam          650           750              258               282
M.P. Condensate     135           175              181               210
H.P. Condensate     650           750              258               282
Boiler Feed Water   250           300              115               145
Plant Water          80           150            Ambient              60
Nitrogen (1)        110           150            Ambient              60
Plant Air            75           150            Ambient              60
Instrument Air (1)(2)75           150            Ambient              60

(1) Nitrogen can be used to back up instrument air in an emergency.
(2)  Dew Point -40 degrees F.





Electricity:
-----------
     over 200  Hp         2300v           3 phase         60 Hz
     0.2 - 200 Hp          460v           3 phase         60 Hz
     below 0.2 Hp          100v           1 phase         60 Hz

Electricity will be metered by HL&P to EDNC from the Bayer electrical distribution system. Bayer will charge EDNC an allocation for the use of Bayer's electrical system infrastructure. EDNC may operate motors over 200 Hp at other voltages with Bayer approval. Bayer electrical distribution will be at 13,800 volts.

Natural Gas:
-----------
Natural gas will be supplied to the Battery Limits at 50 P.S.I.G.
and ambient temperatures.  The gross heating value is 1032
BTU/SCF (934 net).


1.6  Instrumentation and Electrical

Any interface with Bayer to share information needs to be defined. Bayer needs to know the waste water flow, pH, environmental flows, utilities flows and product flows.

EDNC shall install emergency communications systems in accordance with Bayer specifications.


1.7  Location and Site Data

Plant Location:     Baytown, Texas, on portion of Block 12C

Typical Climatological Data used by Bayer for design:

Height above sea level
23 feet
Minimum Winter temperature
17 F
Maximum summer temperature
102 F
Design air temperature for air
     cooled exchangers
105 F
Direction of Prevailing Winds
S/SE
Design max. wind strength
125 mph for the absorber
column; others per 1995 Code
Design max. rainfall intensity
2.5 inches/hour


1.8  Product Storage

Bayer requires storage tanks to have secondary containment for product storage. Tanks are to be sized to provide three days storage at plant capacity. EDNC shall include product pumps and necessary piping to users. EDNC shall also provide acid piping to battery limits with a separate metering station for nitration and MNB.


1.9  Civil Engineering Information

Refer to Fugro-McClelland (Southwest), Inc. report of August 29, 1996. The piling on all absorbers should be no lower than thirty-two feet (32') below mean sea level assuming a grade of at least 23' above mean sea level. IF EDNC requires any additional soil investigation, EDNC shall arrange for the performance of such investigations and shall bear the cost of the same. Bayer requests one copy of any soil investigation done by EDNC.


                                 EXHIBIT D

                     BACK-UP AND START-UP SUPPLY PLAN

****INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

SUPPLY FOR PLANNED OUTAGES:

ASSUMPTIONS:   .    Beginning storage at minimum level of 95%
                    capacity, 3605 tons (100% basis)

                    Storage capacity of 3 days production, 3795 tons (100% basis)

               .    Third party Nitric Acid at approximately 61%
                    assay; El Dorado Arkansas Nitric Acid at 65% assay

               . Storage must be re-built to 50% level from excess production capacity or from outside sources

               . During outage, Bayer maintains usage rate at 100% of capacity

               . Supply of nitric acid from outside sources will be reduced accordingly to coincide with Bayer usage rates below 1265 tons per day

Example 1:

                           APPROXIMATE DIVISION
                             BETWEEN SOURCES
          Estimated                                              Ending
            Total       El Dorado     Third Party    Use From    Storage
Day No.     Trucks     Trucks/Tons    Trucks/Tons    Storage     Level
--------  ---------    -----------    -----------    --------    -------

   1         15        15    234        0     0        1031       2574
   2         15        15    234        0     0        1031       1543
   3         30        20    320**     10   156         789        754
*  4         20        20    312        0     0           0       1129
   5         20        20    312        0     0           0       1504
   6         20        20    312        0     0           0       1879
            ----             ---            ---
            120             1724        0   156
                            Tons            Tons

* Back in full production at 105% of nameplate capacity. Rates reduced to nameplate capacity after Day 6.

** One truck will supply Nitric Acid at 98% assay, and the balance of the trucks will supply Nitric Acid of 65% assay.

Note 1: The supply plan for planned outage is subject to availability of drivers and transportation equipment suitable for Nitric Acid services, which EDNC currently believes will be available. Nitric Acid that cannot be delivered due to unavailability of transportation equipment shall not be included as Production Shortfall.

Note 2: EDNC will use reasonable efforts to supply Nitric Acid hereunder at the lowest cost to Bayer, subject to the availability of Nitric Acid at the El Dorado, Arkansas plant at the time of the planned outage.

Note 3: EDNC shall invoice Bayer for all costs incurred in the delivery of Nitric Acid hereunder. The price for Nitric Acid shipped from the El Dorado, Arkansas plant shall be the then-current price for Nitric Acid to Bayer under the Project and Supply Agreement, plus the applicable transportation charges. The price for Nitric Acid shipped from third parties shall be the price billed to EDNC or El Dorado, whichever is applicable, plus the applicable transportation charges. When possible, Nitric Acid shall be supplied on a swap basis, whether from El Dorado or a third party.

Note 4: EDNC will return storage to the fifty percent (50%) minimum level by running the Nitric Acid Plant at one hundred five percent (105%) of nameplate capacity. Nitric Acid would be supplied from El Dorado or third party sources as needed to supplement the incremental production above Bayer's usage rate; provided, however, that EDNC must be able to return the storage to the fifty percent (50%) level within a reasonable period after the re-start of the EDNC Baytown Plant.

Note 5: EDNC will use reasonable efforts to supply ninety-eight percent (98%) concentrated nitric acid to blend with third party acid to bring the average assay to sixty-four percent (64%). EDNC will invoice Bayer at El Dorado's then-current average price for ninety-eight percent (98%) concentrated nitric acid sales from Arkansas plus transportation charges.

Note 6: Bayer reserves the right to supply the ninety-eight percent (98%) concentrated nitric acid from its own facilities rather than from El Dorado's Arkansas plant.

Note 7: The data in Example 1 above are illustrative only and in no way bind EDNC or El Dorado to the schedule of shipments shown.

SUPPLY FOR UNPLANNED OUTAGES:

ASSUMPTIONS:   .    Beginning storage at minimum level of 50%
                    capacity, 1898 tons (100% basis)

               . Storage capacity of 3 days production, 3795 tons (100% basis)

               . Third party Nitric Acid at approximately 61% assay; El Dorado Nitric Acid at 65% assay

               . Storage must be re-built to 50% level from excess production capacity or from outside sources

               . El Dorado will not hold capacity idle to cover unplanned outages

               . During outage, Bayer cuts rate to 52.5% of capacity, 665 tons per day

               . Supply of acid from outside sources will be reduced accordingly to coincide with Bayer usage rates below 1265 tons per day

Example 2:

                           APPROXIMATE DIVISION
                             BETWEEN SOURCES

           Estimated                                                Ending
             Total       El Dorado      Third Party     Use From   Storage
Day No.      Trucks     Trucks/Tons     Trucks/Tons     Storage     Level
-------    ----------   -----------     -----------     --------   -------

   1           6          6     94        0      0         571       1327
   2           6          6     94        0      0         571        756
   3          25         15    242**     10    156         267        489
   4          30         20    320**     10    156         189        300
   5          30         20    320**     10    156         189        111
*  6          20         20    312        0      0           0        486
   7          20         20    312        0      0           0        861
   8          20         20    312        0      0           0       1236
   9          20         20    312        0      0           0       1611
  10          14         14    218        0      0           0       1892
              --               ---             ---
             214              2894             468
                              Tons             Tons

* Back in full production at 105% of nameplate capacity. Rates reduced to nameplate capacity after Day 10.

** One truck will supply Nitric Acid at 98% assay.


Note 1: The parties will meet to determine ways to mitigate the effects of any unplanned outage on Bayer or EDNC, whether or not such unplanned outage is due to EDNC's negligence. If an unplanned outage is due to the negligence of EDNC, Bayer shall have the indemnification rights set forth in Section 18.1 hereof.

Note 2: The supply plan for unplanned outage is subject to availability of drivers and transportation equipment suitable for Nitric Acid services, which EDNC currently believes will be available. Nitric Acid that cannot be delivered due to unavailability of transportation equipment shall not be included as Production Shortfall.

Note 3: EDNC shall invoice Bayer for all costs incurred in the delivery of Nitric Acid hereunder. The price for Nitric Acid shipped from El Dorado, Arkansas shall be the then-current price for Nitric Acid to Bayer under the Project and Supply Agreement, plus the applicable transportation charges. The price for Nitric Acid shipped from third parties shall be the price billed to EDNC or El Dorado, whichever is applicable, plus the applicable transportation charges. When possible, Nitric Acid shall be supplied a swap basis, whether from El Dorado or third parties.

Note 4: EDNC will return storage to the fifty percent (50%) minimum level by running the Nitric Acid Plant at one hundred five percent (105%) of the nameplate capacity. Nitric Acid would be supplied from El Dorado or from other sources as needed to supplement the incremental production above Bayer's usage rate beyond day five, provided, however, that EDNC must be able to return the storage to the fifty percent (50%) level within a reasonable period after the re-start of the Plant.

Note 5: EDNC will use reasonable efforts to supply ninety-eight percent (98%) concentrated nitric acid to blend with third party acid to bring the average assay to sixty-four percent (64%). EDNC will invoice Bayer at El Dorado's then-current average price for ninety-eight percent (98%) concentrated nitric acid sales from El Dorado, Arkansas plus transportation charges.

Note 6: Bayer reserves the right to supply the ninety-eight percent (98%) concentrated nitric acid from its own facilities rather than from El Dorado, Arkansas.

Note 7: The data in Example 2 herein are illustrative only and in no way bind EDNC or El Dorado to the schedule of shipments shown.
START-UP SUPPLY PLAN

CONDITIONS:    (a)  Supply plan for 65% Nitric Acid requirements
                    up to 260 tons per day (100% acid basis).

               (b)  Storage systems available beginning March 1,
                    1998. EDNC may elect to build inventory prior to the start of the 4/1/98 - 8/31/98 requirement.

               (c) Storage capacity of 3 days production, 3795 tons (100% basis).

               (d) Third party Nitric Acid at approximately 61% assay. El Dorado Nitric Acid at 65% assay. One full truck of 98% concentrated Nitric Acid per ten trucks of 61% Nitric Acid.

               (e) Purchases will be steady and continuous to allow trucks and drive teams to be dedicated to the shipments.

NOTES:

     Note 1: Subject to condition (e) above, the supply plan ensures the availability of drivers and transportation equipment suitable for Nitric Acid service.

     Note 2:   EDNC will use reasonable efforts to supply Nitric
               Acid hereunder at the lowest cost to Bayer.

     Note 3: EDNC shall invoice Bayer for all costs incurred in the delivery of Nitric Acid hereunder. The price for Nitric Acid shipped from El Dorado's plant in El Dorado, Arkansas shall be: ****

               The price for Nitric Acid shipped from third parties shall be the price billed to EDNC plus the applicable transportation charges. To the extent possible, Nitric Acid will be supplied to the Bayer Baytown Plant on a swap basis from El Dorado or third parties.

     Note 4: When a load is not shipped, Bayer may be charged a "non-user" charge, estimated to be **** per unit, to cover out-of-pocket expenses for the tractor/trailer/driver unit standing-by idle. These charges would apply seven (7) days per week for the sixteen (16) units in service.

     Note 5: EDNC will supply 98% concentrated nitric acid to blend with third party acid to bring the average assay to 65%. EDNC will invoice Bayer for the nitric acid against the existing swap agreement between Bayer and EDNC, plus transportation charges.

               If the exchange balance exceeds 1,500 tons in favor of EDNC, EDNC has the option to supply additional tons of 98% concentrated nitric acid at EDNC's then-current average price for sales from Arkansas.

     Note 6: Bayer reserves the right to supply the 98% concentrated nitric acid from its own facilities rather than from El Dorado's Arkansas plant.

     Note 7: This start-up supply plan is intended to be a five month supply plan.

     Note 8: Within fifteen (15) days of the end of each calendar month under this start-up supply plan, EDNC will invoice Bayer for its actual handling and unloading costs for Nitric Acid.


                                 EXHIBIT E

Note:  This draft agreement
must be reviewed by Bayer team, EDNC,
ICF Kaiser and La Grande Paroisse S.A.


            TECHNOLOGY SUBLICENSE AND NON-DISCLOSURE AGREEMENT

          THIS AGREEMENT made and effective this __ day of __________, 1997 by and between ICF KAISER ENGINEERS, INC. whose address is Gateway View Plaza, 1600 West Carson Street, Pittsburgh, Pennsylvania 15219-1031 ("ICF KAISER"), LA GRANDE PAROISSE S.A., Immeuble Iris 12, Place de L'Iris, 92062, Paris La Defense 2) ("G-P"), EL DORADO NITROGEN COMPANY, P.O. Box 419082, St. Louis, Missouri 63141-1782 ("EDNC") and BAYER CORPORATION, 100 Bayer Road, Pittsburgh, Pennsylvania 15205-9741 ("Bayer").

          WHEREAS, EDNC has contracted with ICF Kaiser pursuant to an agreement dated __________ __, 1997 (hereinafter referred to as the "CONTRACT"), to design, procure and construct a nitric acid plant having a capacity of 1265 short tons per day (100% acid basis) of nitric acid to be installed at the Baytown, Texas site (hereinafter referred to as the "UNIT"); and

          WHEREAS, the UNIT shall be designed and constructed utilizing a process developed by G-P for producing nitric acid by oxidation of a mixture of air and anhydrous ammonia over a platinum/rhodium catalyst and by oxidation and absorption under pressure of the produced nitrous gas, together with a catalytic reduction of the tall gas by ammonia (hereinafter referred to as the "Process"); and

          WHEREAS, ICF Kaiser will utilize certain patented or unpatented inventions and improvements, modifications, trade secrets and technical information relating to the Process
(hereinafter referred to as "TECHNICAL INFORMATION") and provided to ICF Kaiser by G-P; and

          WHEREAS, in connection with the CONTRACT, G-P has granted to ICF Kaiser a license to practice and use said
TECHNICAL INFORMATION for engineering and constructing the UNIT using the Process, and operation and maintaining said UNIT, and selling the product thereby obtained;

          NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   A.   ICF Kaiser and G-P hereby grant to EDNC, its assignees,
          designees or affiliates, an irrevocable, royalty-free sub-license under G-P's TECHNICAL INFORMATION to practice and use said TECHNICAL INFORMATION for operating and maintaining the UNIT using the Process, and for selling the product thereby obtained, excluding the use of said TECHNICAL INFORMATION for extension of said UNIT or any similar unit in the United States of America and abroad, or for the design or construction of any new similar unit wherever located, except as is normally accepted industry practice for the periodic upgrade, modernization or debottlenecking for increased or modified production of the UNIT. Said exception shall be limited to increase of production capacity of the UNIT to a maximum of 20% beyond the higher of the guaranteed operating capacity or the actual operating capacity as determined during the performance test as defined in the CONTRACT. G-P's TECHNICAL INFORMATION for further increase of production capacity of the UNIT shall not be used without the prior written consent of G-P, which consent shall not be unreasonably withheld.

     B. Upon any acquisition of the UNIT by Bayer in accordance with the terms of the Project and Supply Agreement by and among EDNC, El Dorado Chemical Company and Bayer, ICF Kaiser and G-P hereby grant to Bayer, its assignees, designees or affiliates, an irrevocable, royalty-free sub-license under G-P's TECHNICAL INFORMATION to practice and use said TECHNICAL INFORMATION for operating and maintaining the UNIT using the Process and for selling the product thereby obtained. The parties agree that internal transfers of employees of EDNC, El Dorado Chemical Company and Bayer from the UNIT to other units not licensed to use the TECHNICAL INFORMATION shall not be deemed a violation of this license, provided that such employees agree in writing to be individually bound by the confidentiality provisions contained herein.

2.   A.   In consideration of G-P's and ICF Kaiser's use and
          disclosure of said TECHNICAL INFORMATION, EDNC agrees to receive and maintain in confidence and not to use (except as otherwise permitted by paragraph 1, above) or disclose to any third party or parties the said TECHNICAL INFORMATION, or any part thereof, disclosed to EDNC by ICF Kaiser or G-P, without the prior written consent of both ICF Kaiser and G-P, for a period of ten
          (10) years from the date of this Agreement or from the date the UNIT completely ceases operation, whichever date occurs later. The term "third party" shall mean any person, legal or natural, other than EDNC or Bayer, parents, subsidiaries and affiliated companies of EDNC or Bayer.

     B. In consideration of G-P's and ICF Kaiser's use and disclosure of said TECHNICAL INFORMATION, Bayer agrees to receive and maintain in confidence and not to use (except as otherwise permitted by paragraph 1, above) or disclose to any third party or parties the said TECHNICAL INFORMATION, or any part thereof, disclosed to Bayer by ICF Kaiser or G-P, without the prior written consent of both ICF Kaiser and G-P, for a period of ten (10) years from the date of this Agreement or from the date the UNIT completely ceases operation, whichever date occurs later. The term "third party" shall mean any person, legal or natural, other than EDNC or Bayer, parents, subsidiaries and affiliated companies of EDNC or Bayer.

3.   A.   EDNC will disclose said TECHNICAL INFORMATION only to
          those of EDNC's or Bayer's employees, contractors or agents who require it in connection with their duties related to the aforesaid use, and will bind these employees, contractors and agents to the confidentiality obligations described in this Agreement. Not included in the foregoing confidentiality obligations and restricted use obligations is:

            i. Information that at the time of disclosure is in the public domain, or which later becomes part of the public domain by publication or otherwise through no act of EDNC or Bayer;

           ii. Information that can be demonstrated to be in EDNC's or Bayer's possession prior to ICF
                Kaiser's or G-P's disclosure;

          iii. Information that is furnished to EDNC or Bayer by a third party, as a matter of right without restriction on disclosure, and which was not received directly or indirectly from ICF Kaiser or G-P; or

           iv.  Information that is by reasonable proof
                independently developed by EDNC.

     B. Bayer will disclose said TECHNICAL INFORMATION only to those of Bayer's or EDNC's employees, contractors or agents who require it in connection with their duties related to the aforesaid use, and will bind these employees, contractors and agents to the confidentiality obligations described in this Agreement. Not included in the foregoing confidentiality obligations and restricted use obligations is:

            i. Information that at the time of disclosure is in the public domain, or which later becomes part of the public domain by publication or otherwise through no act of Bayer or EDNC;

           ii. Information that can be demonstrated to be in Bayer's or EDNC's possession prior to ICF
                Kaiser's or G-P's disclosure;

          iii. Information that is furnished to Bayer or EDNC by a third party, as a matter of right without restriction on disclosure, and which was not received directly or indirectly from ICF Kaiser or G-P; or

           iv.  Information that is by reasonable proof
                independently developed by Bayer.

4. For the purpose of this Agreement, any combination of TECHNICAL INFORMATION shall not be deemed to be within the foregoing exceptions because individual terms of TECHNICAL INFORMATION are in the public domain or in EDNC's or Bayer's possession unless the combination itself is in the public domain or in EDNC's or Bayer's possession. This Agreement shall be construed and governed under the same laws and venue as the CONTRACT.

          In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective representative, each such representative having been first duly authorized so to act, as of the date first above written.

ICF KAISER ENGINEERS, INC.

By:________________________________
     (signature)

Name:______________________________
     (print name)

Title:_____________________________

Date:______________________________



LA GRANDE PAROISSE S.A.

By:________________________________
     (signature)

Name:______________________________
     (print name)

Title:_____________________________

Date:______________________________



EL DORADO NITROGEN COMPANY

By:________________________________
     (signature)

Name:______________________________
     (print name)

Title:_____________________________

Date: _____________________________



BAYER CORPORATION

By:________________________________
     (signature)

Name:______________________________
     (print name)

Title:_____________________________

Date:______________________________



                                EXHIBIT F

                              BAYER AGREEMENT


****THIS ENTIRE EXHIBIT HAS BEEN OMITTED FROM THIS PUBLIC FILING
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT BY THE
SECURITIES AND EXCHANGE COMMISSION AND HAS BEEN FILED SEPARATELY
WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR
PURPOSES OF SUCH REQUEST.




                                 EXHIBIT G

                          BAYER SUPPORT AGREEMENT


****THIS ENTIRE EXHIBIT HAS BEEN OMITTED FROM THIS PUBLIC FILING
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT BY THE
SECURITIES AND EXCHANGE COMMISSION AND HAS BEEN FILED SEPARATELY
WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR
PURPOSES OF SUCH REQUEST.




                                 EXHIBIT H

                          SUPPLEMENTAL AGREEMENT


                       Filed as a separate exhibit.



                              SCHEDULE 1.14A

                       CAPITAL COSTS MONTHLY CREDIT


                            See attached copy.





                              SCHEDULE 1.33

               FIXED COST ESTIMATE:  EDNC BAYTOWN NITRIC ACID PLANT

LA GRANDE PAROISSE PROCESS                  ANNUAL PRODUCTION = 443,000 TONS
65% ACID - COST ON 100% BASIS

****THE REMAINDER OF THIS SCHEDULE HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION AND HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


                                 SCHEDULE 1.42(A)

                            INITIAL CAPITAL INVESTMENT


****THIS ENTIRE SCHEDULE HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION AND HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.



                                 SCHEDULE 1.42(B)

                            INITIAL CAPITAL INVESTMENT


****THIS ENTIRE SCHEDULE HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION AND HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.



                                  SCHEDULE 1.77

             VARIABLE COST ESTIMATE:  EDNC BAYTOWN NITRIC ACID PLANT

LA GRANDE PAROISSE PROCESS
65% ACID - COST ON 100% BASIS

ANNUAL PRODUCTION IN 100% TONS = 1265 TONS/DAY * 350 DAYS/YEAR = 443,000 ****THE REMAINDER OF THIS SCHEDULE HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT BY THE SECURITIES
AND EXCHANGE COMMISSION AND HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.




                                SCHEDULE 9

                                  AMMONIA

Purchased Anhydrous Ammonia Specification

Ammonia, Anhydrous - Commercial Grade
  Properties:

Appearance                          Clear, colorless Liquid
Oil, PPM                            5.0 ppm
Water, weight %                     0.5% maximum
Iron (Fe), PPM                      1 maximum
Nonvolatile                         0.5% maximum
Delivery Pressure                   200 P.S.I.G.
Delivery Temperature, expected      Ambient